Exhibit 10.8

OFFICE LEASE AGREEMENT

FOR

AVENTURA CORPORATE CENTER III — OFFICE BUILDING

20807 Biscayne Boulevard

Aventura, Florida

TENANT: Green Mountain Analytics, LLC

EXHIBIT A	PREMISES FLOOR PLAN
EXHIBIT B	COMMENCEMENT DATE AGREEMENT
EXHIBIT C	BUILDING RULES AND REGULATIONS
EXHIBIT D	WORK LETTER
EXHIBIT E	INSURANCE OBLIGATIONS
EXHIBIT F	PARKING RULES AND REGULATIONS
EXHIBIT G	PROHIBITED USES
EXHIBIT H	FORM OF GUARANTY
EXHIBIT I	TEMPORARY SPACE

i

OFFICE LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”), is dated for reference purposes as of September 5, 2012, between ACC/GP DEVELOPMENT LLC, a Florida limited liability company (“Landlord”), and the Tenant named in Item 1 of the Schedule (“Tenant”).

The following Schedule (the “Schedule”) is an integral part of this Lease and contains definitions of certain terms used in this Lease.

SCHEDULE

1.	Name of Tenant: Green Mountain Analytics, LLC, a Delaware limited liability company

2.	Premises:	Suite #303

3.	Rentable Square Feet in Premises:	3,500

4.	Rentable Square Feet in Building:	91,511

5.	Tenant’s Proportionate Share:	3.8247%

6.	Security Deposit:	$22,295

7.	Tenant’s Real Estate Broker:	none

8.	Allowance (see Exhibit D):	$157,500 ($45 x 3,500 rsf)

9.	Commencement Date (subject to Paragraph 2.2):	March 1, 2013

10.	Expiration Date: The day immediately preceding the 7th anniversary of the Commencement Date, unless the Expiration Date as so determined would not fall on the last day of a calendar month, in which case the Expiration Date will be the last day of such calendar month

11.	Tenant’s Address for Notices prior to taking possession of the Premises: Green Mountain Analytics, LLC, 800 Third Avenue, New York, NY 10022

12.	Guarantor: Liquid Holdings Group, LLC, a Delaware limited liability company

1.	DEFINITIONS.

1.1 “Aventura I and II” means the office building known as Aventura Corporate Center I, located at 20801 Biscayne Boulevard, Aventura, Florida (“Aventura I”), and the office building known as Aventura Corporate Center II, located at 20803 Biscayne Boulevard, Aventura, Florida, as well as the land on which such buildings are located.

1.2 “Base Rental” means the following amounts for the corresponding periods:

Period	Annual Base Rental/RSF	Annual Base Rental	Monthly Base Rental
Commencement Date through the last day of the first Lease Year	$25.50	$89,250.00	$7,437.50
First day of the second Lease Year through the last day of the second Lease Year	$26.33	$92,154.96	$7,679.58
First day of the third Lease Year through the last day of the third Lease Year	$27.19	$95,165.04	$7,930.42
First day of the fourth Lease Year through the last day of the fourth Lease Year	$28.07	$98,244.96	$8,187.08
First day of the fifth Lease Year through the last day of the fifth Lease Year	$28.98	$101,430.00	$8,452.50
First day of the sixth Lease Year through the last day of the sixth Lease Year	$29.92	$104,720.04	$8,726.67
First day of the seventh Lease Year through the last day of the Lease Term	$30.89	$108,114.96	$9,009.58

For purposes hereof, the term “Lease Year” means a period of 12 consecutive months beginning on the Commencement Date or an anniversary thereof and ending on (and including) the day immediately preceding the following anniversary thereof during the Lease Term, except that (a) if the Commencement Date is not the first day of a calendar month, then the first Lease Year will begin on the Commencement Date and end on (and include) the following anniversary of the last day of the calendar month in which the Commencement Date occurs, and each subsequent Lease Year will mean a period of 12 consecutive months beginning on an anniversary of the first day of the calendar month immediately following the calendar month in which the Commencement Date occurs and ending on (and including) the day immediately preceding the following anniversary thereof during the Lease Term, and (b) the last Lease Year will end on the last day of the Lease Term. The first Lease Year in the Lease Term may be more or less than 12 calendar months; the last Lease Year in the Lease Term may be less than 12 calendar months. The Base Rental (plus sales tax) due for the first full month during the Lease Term for which Base Rental is due is required to be deposited with Landlord by Tenant at the time of execution hereof.

1.3 The “Building” means the office building within the Property.

1.4 “Building Standard” means the type, brand or quality of materials, amount, level of performance, or standards, as the case may be, as established in this Lease or in the Building Rules and Regulations, or as designated from time to time by Landlord, to be the minimum quality to be used in the Building or the exclusive type, grade or quality of material to be used in the Building.

1.5 “Common Areas” means those areas of the Property devoted to corridors, elevator foyers, restrooms, mechanical rooms, elevators, janitorial closets, electrical and telephone closets, vending areas, parking areas, driveways, sidewalks and landscaped areas, and other similar facilities provided for the common use or benefit of tenants of the Property generally and/or the public, but excluding Shared Exterior Common Areas. Landlord reserves the right to relocate, add or delete Common Areas in Landlord’s reasonable discretion.

1.6 “Shared Exterior Common Areas” means the portion of the Property, Aventura, and other tracts of real property (if any) comprising the multi-building complex in which the Building is located, including, without limitation, Aventura I and II) which are not located within the Building (or other building in the multi-building complex) and which are provided and maintained for the common use and benefit of Landlord and tenants of the Building (or multi-building complex) generally and the employees, invitees and licensees of Landlord and such tenants; including, without limitation, all parking areas, enclosed or otherwise, and all streets, sidewalks and landscaped areas.

1.7 “Lease Term” means the period beginning on the Commencement Date and ending on the Expiration Date (subject to Paragraph 2.2).

1.8 The “Premises” are outlined on the diagram attached as Exhibit A. The Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in the Schedule. Unless otherwise expressly provided herein, any statement of square footage set forth in this Lease, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and, except as otherwise set forth in Paragraph 5.1(b), the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

1.9 “Property” means the land and building complex currently known as Aventura Corporate Center III, located at 20807 Biscayne Boulevard, Aventura, Florida.

1.10 “Service Areas” means those areas within the outside walls used for elevator mechanical rooms, building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts (but excluding any such areas for the exclusive use of a particular tenant).

1.11 “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

1.12 “Work Letter” means the Work Letter attached as Exhibit D.

2.	LEASE GRANT; LEASE TERM.

2.1 Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises. This Lease will continue in force during a period beginning on the Commencement Date and continuing until the Expiration Date, unless this Lease is terminated on an earlier date or extended to a later date under any other term or provision of this Lease.

2.2 Landlord will proceed diligently and use reasonable efforts to deliver to Tenant possession of the Premises with the Work (as defined in the Work Letter attached hereto as Exhibit D) substantially completed on or before the Commencement Date specified in Item 9 of the Schedule on page 1 of this Lease, but Landlord will have no liability to Tenant for failure to deliver to Tenant possession of the Premises with the Work substantially completed by such date. If Landlord fails to deliver possession of the Premises by such date with the Work substantially completed for any reason other than a Tenant Delay (as defined in the Work Letter), the Commencement Date will be deferred until Landlord delivers possession of the Premises with the Work substantially completed. If Landlord fails to deliver possession of the Premises with the Work substantially completed by the date specified in Item 9 of the Schedule due to a Tenant Delay, then the Commencement Date will not be deferred. If Tenant takes possession of the Premises for the conduct of business prior to the date specified in Item 9 of the Schedule, then the Commencement Date will be the date on which Tenant takes possession of the Premises. Landlord and Tenant agree, upon demand by the other, to execute and deliver a Commencement Date Agreement in the form of Exhibit B attached. If Landlord makes such demand upon Tenant but Tenant fails to respond within 15 days, then Tenant will be deemed to have agreed with Landlord as to the information set forth in the Commencement Date Agreement so delivered by Landlord to Tenant.

3.	USE

3.1 Subject to the restrictions set forth in this Paragraph 3.1 and to the restrictions set forth in Paragraph 3.2, Tenant will use and occupy the Premises for the following uses, in each case consistent with a Class A office building in and about Aventura, Florida, and for no other use or purpose: General office use, consistent with a first class office building. Without in any way expanding upon the foregoing uses permitted, Tenant expressly agrees that Tenant shall not permit the Premises to be used for any of the uses or purposes set forth in Exhibit G.

3.2 Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, or which, in Landlord’s reasonable opinion, creates a nuisance or which would increase the cost of insurance coverage with respect to the Property. Landlord reserves the right to grant to anyone the exclusive right to conduct any business or render any service in the Property; such exclusive right will not operate to exclude Tenant from using the Premises for the conduct of the type and manner of business being conducted by Tenant from the Premises at the time Landlord grants such exclusive use.

4.	BASE RENTAL.

Tenant will pay to Landlord during the Lease Term without any setoff or deduction whatsoever, the Base Rental and all such other money that becomes due hereunder as additional rent, all of which are sometimes herein collectively called “rent”. The annual Base Rental then in effect for each calendar year or portion thereof will be due and payable in 12 equal installments on the first day of each calendar month during the Lease Term. Tenant agrees to pay all such sums in advance, and without demand. Tenant will pay all rent due to Landlord at Landlord’s address in accordance with Paragraph 34.14. If the Lease Term commences on a day other than the first day of a month, or terminates on a day other than the last day of a month, then the installments of Base Rental and any other rent due for such month or months will be prorated, based on the number of days in such month. Tenant will pay all sales taxes, governmental surcharges and the like levied or assessed against all rent payments due under this Lease simultaneously with each rent payment required.

5.	OPERATING EXPENSES.

5.1 For the purposes of this paragraph, the following definitions apply:

(a) “Operating Expenses” means all direct and indirect costs and expenses in each calendar year paid or incurred by Landlord in connection with operating, maintaining, insuring, managing and owning the Property, including, without limitation, real estate taxes and assessments of the Property, all reasonable costs and expenses (including, without limitation, legal fees and court costs) charged for the protest or the reduction of any of the aforesaid taxes and assessments (regardless of whether such protest or reduction is ultimately successful), costs and expenses in connection with the parking areas and any parking garages serving the Building, and the Property’s allotted share from time to time of the Operating Expenses from the Shared Exterior Common Areas. As to expenses incurred in connection with operating, maintaining, insuring, managing and owning the Property as well as Aventura I and II, Landlord will allocate such expenses among the Property and Aventura I and II in a fair and equitable manner, and those expenses so allocated to the Property will be included in Operating Expenses. Operating Expenses will include, without limitation, the cost of electricity (and related charges) for the Common Areas, as well as the cost of electricity (and related charges) for tenants’ premises in the Building, except that the cost of electricity and related charges for tenants’ premises in the Building will not, for any tenant’s premises, exceed $2 per rentable square foot of space in such tenant’s premises per year (prorated with respect to months or partial years). Operating Expenses will not include the cost of capital improvements, depreciation, interest, lease commissions, principal payments on mortgage and other non-operating debts of Landlord, and expenses for repairs or other work occasioned by a casualty, to the extent that such expenses are required to be covered by Landlord’s insurance as described in Section 1.2 of Exhibit E (provided that all costs which are not recoverable under such insurance as a result of any deductible amount shall be included as Operating Expenses). Operating Expenses will, however, include the amortization (plus interest) of the cost of capital improvements which are primarily for the purpose of reducing Operating Expenses, or which are required by governmental authorities. In addition, Operating Expenses will include items which are generally considered maintenance and repair items, such as, but not limited to, landscaping, painting of Common Areas, replacement of carpet in elevator lobbies and common corridors, replacing broken windows, and the like. If a change in real estate taxes is obtained for any year of the Lease Term during which Tenant paid Tenant’s Proportionate Share of Operating Expenses, then Operating Expenses for that year will be retroactively adjusted and Landlord will provide Tenant with a credit, if any, based on the adjustment.

(b) “Tenant’s Proportionate Share” is set forth in the Schedule, being the ratio that the number of rentable square feet of space in the Premises bears to the number of rentable square feet of space in the Building. Tenant’s Proportionate Share as of the date of this Lease is the percentage set forth in the Schedule, as the same may reasonably be adjusted by Landlord in the future for changes in the physical size or area of the Premises or the Building. The Building is stipulated for all purposes to contain initially the number of rentable square feet set forth in Item 4 of the Schedule on page 1.

(c) “Expense Statement” means a statement from the Landlord setting forth the Operating Expenses.

(d) “Uncontrollable Operating Expenses” means those Operating Expenses that, in Landlord’s sole discretion and judgment, may be subject to increases which are outside the Landlord’s control. Uncontrollable Operating Expenses will include, but not be limited to, any Operating Expenses relating to insurance, utilities, security service expenses relating to an increase in the level of security provided to the Building, real estate taxes and assessments, sales and service taxes and other taxes and governmental levies, management fees (but only to the extent increases therein are caused by increases in gross revenues of the Building and not due to an increase in the management fee as a percentage of such gross revenues), capital improve required by governmental laws or regulations enacted after the Commencement Date, repairs and maintenance to the building which occur less frequently than annually, other operating expenses to the extent of the component which is union labor compensation, or costs of providing services not previously provided in the Building provided that such services are reasonably comparable to similar services being customarily implemented in comparable office properties in Aventura.

(e) “Controllable Operating Expenses” means those Operating Expenses other than Uncontrollable Operating Expenses.

(f) “Consumer Price Index” means the Consumer Price Index for All Urban Consumers (Revised Series) (CPI-U) All Items, U.S. City Average (1982-1984 equals 100) of the United States Department of Labor, Bureau of Labor Statistics. If the manner in which the Consumer Price Index is calculated shall be revised, Landlord shall make an adjustment in such revised index so as to produce results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index had not been so revised. If the Consumer Price Index becomes unavailable to the public because publication is discontinued or otherwise, Landlord will substitute a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.

5.2 Tenant will, during the Lease Term, pay in addition to Base Rental hereunder an amount equal to Tenant’s Proportionate Share of Operating Expenses for any calendar year. Landlord may estimate the Operating Expenses from time to time each year. Such estimates may be revised by Landlord whenever it obtains information relevant to making such estimates more accurate. Such estimates will generally (but need not) be issued prior to the beginning of each calendar year and revised upon the determination of the final real estate tax assessment or final real estate tax rate for the Property. Within ten (10) days of receipt of any such estimate, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of such estimated Operating Expenses for each month in such year to the date of such payment minus payments of estimated Operating Expenses previously paid for said period. Thereafter on the first day of each subsequent month during such year, Tenant shall pay monthly one-twelfth (1/12th) of Tenant’s Proportionate Share of such estimated Operating Expenses until if and when Landlord delivers a new estimate of Operating Expenses to Tenant.

However, for purposes of Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Expenses, Controllable Operating Expenses will be subject to a cap each calendar year (the “Cap”) after calendar year 2012. The “Cap” for any calendar year will be the greater of the following: (a) Controllable Operating Expenses for calendar year 2012 plus 6% per annum, compounded annually on a cumulative basis; and (b) actual Controllable Operating Expenses for calendar year 2012 increased by 100% of the increase in the Consumer Price Index from the month of October 2012 through the month of October of the subject year for which the Cap on Controllable Operating Expenses is being calculated. Controllable Operating Expenses, and the Cap thereon, will be determined on an aggregate basis and not on an individual basis, and the Cap on Controllable Operating Expenses will be determined on Operating Expenses as they have been adjusted for vacancy or usage pursuant to the terms of this Lease. The Cap on Controllable Operating Expenses, as provided for in this Paragraph, will not limit or otherwise affect Tenant’s obligation to pay Tenant’s Proportionate Share of Uncontrollable Operating Expenses or any other component of Rent under this Lease.

5.3 For each calendar year, Landlord will furnish Tenant with an Expense Statement showing in reasonable detail the Operating Expenses incurred by Landlord for the prior calendar year. Landlord will use reasonable efforts to deliver the annual Expense Statement within 120 days after the end of the applicable calendar year. Delays by Landlord in submitting such Expense Statements or mistakes by Landlord in such statements will not prejudice Landlord’s right to collect any rent due under this Lease.

5.4 If Tenant’s Proportionate Share of Operating Expenses for a prior calendar year as shown on the Expense Statement is greater than the estimated payments made by Tenant for that year, then within 30 days following receipt by Tenant of the Expense Statement, Tenant will pay in full an amount equal to such excess. If Tenant’s Proportionate Share of Operating Expenses is less than the estimated payments made by Tenant for that year, then the amount of such overpayment will be credited against the next Operating Expense payments falling due, except that if this Lease expires before such credit is fully applied, Landlord will refund the unapplied balance to Tenant in cash. The obligations of Landlord and Tenant under this Paragraph 5.4 will survive expiration or termination of this Lease.

5.5 If this Lease begins after the first day of a calendar year or terminates before the last day of a calendar year, payment will be based on the percentage of the year in which Tenant leased the Premises.

5.6 Tenant shall have the right, exercised by written notice received by Landlord within 30 days after Tenant’s receipt of the annual Expense Statement, to audit or cause to be audited, by an auditor selected by Tenant and reasonably satisfactory to Landlord, a copy of Landlord’s books and records in respect of Operating Expenses for the fiscal year or portion thereof falling within the Lease Term. Tenant may not exercise such right more than once in any calendar year. Such auditor must be an independent nationally recognized full service public accounting firm that is not being compensated on a contingency fee basis for the audit. The audit must be performed during normal business hours in the management office of the Building, and must be completed within 60 days after Tenant’s receipt of such annual Expense Statement. The cost of such audit will be borne solely by Tenant. Unless Tenant takes written exception of any item in any such statement within such 60-day period, such statement will be considered as final and accepted by Tenant. As a condition precedent to Tenant’s right to dispute the Operating Expenses billed by Landlord pursuant to this Paragraph 5, Tenant must pay the total amount billed by Landlord hereunder within the time stipulated in this Lease. Landlord will refund the amount, if any, due Tenant upon completion of the audit and agreement between Landlord and Tenant on the amount due. In connection with any such audit, the following confidentiality provisions will apply:

(a) All of the information obtained through Tenant’s audit with respect to financial matters (including, without limitation, costs, expenses, income) and any other matters pertaining to the Landlord or the Property as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit will be held in strict confidence by the Tenant and its officers, agents, and employees.

(b) As a condition precedent to Tenant’s exercise of its right to audit, Tenant must deliver to Landlord a signed confidentiality covenant from the auditor in the form and substance satisfactory to Landlord.

(c) Tenant understands and agrees that this provision is of material importance to the Landlord and that any violation of the terms of this provision will result in immediate and irreparable harm to the Landlord. Landlord will have all rights allowed by law or equity if Tenant, its officers, agents, or employees or the auditor violate the confidentiality provisions of this Paragraph 5.6, including, without limitation, the right to terminate Tenant’s right to audit in the future pursuant to this Paragraph 5.6. Tenant will indemnify, defend upon request, and hold Landlord and Landlord’s mortgagee harmless from and against all costs, damages, claims, liabilities, expenses, losses, court costs, and attorneys’ fees suffered by or claimed against Landlord, based in whole or in part upon the breach of this Paragraph 5.6 by Tenant or its auditor; and will cause its auditor to be similarly bound under a signed confidentiality covenant from the auditor in the form and substance satisfactory to Landlord.

(d) The obligations within the preceding clauses (a) through (c) of this Paragraph 5.6 will survive the expiration or earlier termination of this Lease.

5.7 Notwithstanding any language in the Lease seemingly to the contrary, if the Building is less than fully occupied during any calendar year of the Lease Term, actual “Operating Expenses” for the purposes referenced above shall be determined as if the Building had been fully occupied during such year; provided, however, that Landlord will not invoke such right to “gross up” Operating Expenses until such time as the Building first achieves 75% occupancy. If Landlord is not required to provide certain services to a tenant or certain tenants, then the costs of such services will be apportioned among the tenants provided with such services, and Tenant’s Proportionate Share for such services will be recomputed to equal the ratio that Tenant’s Premises bears to the total demised premises of tenants provided with such services. For the purposes of this Lease, “fully occupied” means occupancy of 100% of the rentable area in the Building.

6.	SERVICES TO BE FURNISHED BY LANDLORD.

6.1 Landlord agrees to furnish Tenant the following defined basic services (“Basic Services”):

(a) Hot and cold water at those points of supply provided for general use of tenants in the Building.

(b) Central air conditioning at such temperatures in accordance with the following specifications or as required by governmental authority:

the air cooling system will be capable of maintaining, during the cooling season, inside space conditions of 76 degrees F. (±2 degrees) dry bulb and 60% (±10%, i.e., between 50% and 70%) relative humidity when outside conditions are 95 degrees F. dry bulb and 78 degrees F. (mean coincident wet bulb). The foregoing is based upon an occupancy density of not more than one person per 250 square feet of floor area and a maximum electrical load not exceeding that which is typical for an office tenant in the Building. Without limiting the foregoing, a computer room or server room, or other dedicated electric room or components may require supplemental HVAC as set forth below.

The cost of electricity in respect of HVAC for the Premises will be submetered by Landlord, and will be allocated pursuant to Paragraphs 6.2 and 5.1(a). Tenant will pay to Landlord as additional rent Landlord’s regular charges for chilled water for air conditioning outside of Normal Building Hours (in addition to electric charges). Such regular charges for chilled water as of the date of this Lease (which are subject to change without notice) are $2.18 per hour per ton.

If Tenant installs equipment which in Landlord’s opinion produces enough heat to cause comfort problems in the Building or any part thereof, or if Tenant desires a supplemental air conditioning system and Landlord has approved same, or if Tenant’s particular use makes a supplemental HVAC system necessary or appropriate and Landlord requires one to be installed, then Landlord may, at its option, either cause to be designed or permit Tenant to design a supplemental air conditioning system, subject to Landlord’s approval, and Landlord will install such system at Tenant’s expense substantially in accordance with such design. If Tenant has requested such supplemental system, Tenant will be responsible for determining that the design of such system is adequate for its needs. Tenant agrees to pay Landlord for such equipment, design, installation, metering and consumption of electricity and, if applicable, chilled water for supplemental air conditioning. During the Lease Term, Tenant will, at Tenant’s sole cost, repair and maintain such supplemental air conditioning system and keep the same in good condition, pursuant to a maintenance contract to be entered into by Tenant and reasonably approved by Landlord. If such supplemental air conditioning is installed at the request of either Tenant or Landlord in a manner that utilizes the Building condenser water loop or chilled water, Tenant will pay a one-time tap fee, payable within 30 days of invoicing from Landlord, at Landlord’s then established rate for such, as well as Landlord’s regular charges for chilled or condenser water (in addition to electric charges). Tenant will also pay for the necessary pump and piping to connect the supplemental air conditioning equipment to the Building condenser water risers or chilled water tower, as applicable. All systems and equipment installed, as provided herein above, will become part and parcel with the Building and forever remain Landlord’s property; provided that, at Landlord’s request, Tenant will remove such systems and/or equipment prior to the expiration or termination of this Lease and repair any damage caused by such systems and equipment and its removal.

(c) Maintenance, repair and replacement for all Common Areas and Service Areas of the Building, including the systems, facilities and equipment necessary for the proper operation of the Property and for provision of Landlord’s other Basic Services, in the manner and to the extent deemed by Landlord to be standard, in Landlord’s reasonable discretion. Accordingly, Landlord will be responsible for and will maintain and repair the foundations, structure and roof of the Building and repair damage to the Building which Landlord insures against.

(d) Nightly janitorial service, Monday through Friday, excluding legal holidays; provided, however, if Tenant’s floor covering or other improvements require special treatment, Tenant will pay as additional rent the additional cleaning cost attributable thereto as additional rent upon presentation of a statement therefor by Landlord.

(e) All Building Standard fluorescent lamp, bulb, ballast, and starter replacement in the Premises and fluorescent and incandescent bulb, lamp, ballast, and starter replacement in the Common Areas and Service Areas. In addition, Tenant agrees to purchase from Landlord or its agents all lamps, bulbs, ballasts and starters used in non-Building Standard lighting fixtures in the Premises after the installation thereof.

6.2 Tenant shall pay, directly to the appropriate supplier, the cost of all telephone, water, and other utilities and services if and to the extent supplied to the Premises and separately metered for the use of Tenant. Tenant is responsible for initiating and terminating such services. Electricity will be distributed to the Premises by Landlord; and Landlord will permit Landlord’s wire and conduits, to the extent available, suitable and safely capable, to be used for such distribution. Tenant will obtain all of its electricity for the Premises from Landlord, and the charges for such electricity (including, without limitation, electricity for HVAC pursuant to Section 6.1(b)) will be included in Operating Expenses up to $2 per rentable square foot (of space in the Premises) per year (prorated with respect to months or partial years); such charges for electricity above $2 per rentable square foot will be paid by Tenant to Landlord on a monthly basis. Such charges for electricity will be based, at Landlord’s option, on (i) meter or submeter readings or (ii) on a survey of Tenant’s electrical usage made by Landlord or (iii) on Tenant’s prorata share of all space, including the Premises, which is commonly metered with the Premises. As of the date of this Lease, such usage is submetered. Except as otherwise set forth in Paragraph 6.6, Landlord will not in any way be liable to Tenant for any loss or damage or expense Tenant may sustain or incur if either the amount or quality of electric service is changed or is no longer available or suitable for Tenant’s requirements. If such service is discontinued, such discontinuance will not in any way affect this Lease except as set forth in Paragraph 6.6. Tenant’s use of electrical services furnished by Landlord must not exceed, either in voltage, rated capacity, or overall load or usage, that which Landlord deems to be Building Standard. Building Standard electrical capacity in wattage is deemed to be 8 watts per usable square foot for lights and outlets. If Tenant requests that it be allowed to consume electrical services in excess of that deemed by Landlord to be Building Standard, Landlord may refuse to consent to usage or may consent upon such conditions as Landlord elects, and Tenant will pay all costs and expenses thereby incurred, including but not limited to the cost of electricity.

Presently Florida Power and Light (“Electric Service Provider”) is the utility company selected by Landlord to provide electricity service for the Property. Notwithstanding the foregoing, if permitted by law, Landlord will have the right at any time and from time to time during the Lease Term to either contract for service from a different company or companies providing electricity service (each such company hereinafter being referred to as an (“Alternate Service Provider”) or continue to contract service from the Electric Service Provider. Tenant will cooperate with Landlord, the Electric Service Provider and any Alternate Service Provider at all times and, as reasonably necessary, will allow Landlord, Electric Service Provider, and any Alternate Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Except as set forth in Paragraph 6.6, Landlord will not be liable or responsible for any loss, damage, or expense that Tenant sustains or incurs by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the supply or character of the electrical energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability will constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.

6.3 Except to the extent otherwise expressly provided in Paragraph 6.6, the failure by Landlord to any extent to furnish, or the interruption or termination of, the Basic Services in whole or in part, will not render Landlord liable in any respect nor be construed as an eviction (constructive or otherwise) of Tenant, nor work an offset or abatement of rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement of this Lease.

6.4 Except to the extent otherwise expressly provided in Paragraph 6.6, if any of the equipment or machinery used in the provision of Basic Services, for any cause, ceases to function properly, Tenant will have no claim for offset or abatement of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom.

6.5 Except as otherwise expressly provided herein, Landlord will not be required to perform any maintenance on or make any repairs to the Premises.

6.6 If any utility or other service described in this Paragraph 6 is interrupted, Tenant will promptly notify Landlord in writing. If (a) any utility or other service described in this Paragraph 6 is discontinued or interrupted and (b) such discontinuance or interruption is within Landlord’s reasonable control, and (c) such discontinuance or interruption continues for at least 5 consecutive business days and renders all or a material portion of the Premises untenantable for such period such that Tenant cannot and does not operate its business from the Premises or such portion for such period, then as Tenant’s sole and exclusive remedy for such discontinuance or interruption (subject to the following sentence) Landlord will equitably abate Tenant’s obligation to pay Base Rental and Tenant’s Proportionate Share of Excess Operating Expenses (as set forth in Paragraph 5) beginning on the 6th business day after the later of (i) the first day of such interruption and (ii) the date of Landlord’s receipt of Tenant’s notice thereof, and ending on the date on which such service is substantially restored. If (i) any utility or other service described in this Paragraph 7 is discontinued or interrupted as a result of any event or occurrence that does not affect buildings in the area generally, and does not arise as a result of a casualty as provided in Paragraph 19, and (ii) such discontinuance or interruption causes the Premises (or a material portion thereof) to become inaccessible or untenantable for at least 180 consecutive days and Tenant cannot and does not operate its business from the Premises or such portion for such period, then as Tenant’s sole and exclusive remedy for such discontinuance or interruption (except as set forth in the immediately preceding sentence) Tenant will have the right to terminate this Lease by giving notice to Landlord within 15 days after the expiration of such 180-day period.

7.	CONDITION OF PREMISES.

Except as otherwise expressly provided in this Paragraph or in the Work Letter, all installations and improvements now or hereafter placed on the Premises will be for Tenant’s account and at Tenant’s cost (and Tenant will pay ad valorem taxes and increased insurance thereon or attributable thereto), which cost will be payable by Tenant to Landlord as additional rent in accordance with provisions of the Work Letter. Except to the extent expressly indicated in the Work Letter, Landlord is leasing the Premises to Tenant “as is,” without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability). If so indicated in the Work Letter, Landlord will cause the Work to be completed in accordance with the plans, specifications, and agreements and on the terms, conditions and provisions as provided in the Work Letter. Taking possession of the Premises by Tenant will be conclusive evidence as against Tenant that the Premises were in good and satisfactory condition when possession was so taken, except as otherwise expressly provided in the Work Letter.

8.	GRAPHICS.

Landlord will provide and install all signage at the entrance to the Premises and on the Building directory. All such signage will be in the standard graphics for the Building and no others may be used or permitted on the Premises or on the directory without Landlord’s prior written consent. Such door sign will be at Tenant’s cost, but Tenant may apply the Allowance (defined in the Work Letter) toward the cost of the initial sign at the entrance to the Premises. Tenant will be entitled to two lines, indicating Tenant’s name, on the directory located in the lobby on the ground floor of the Building, at Landlord’s reasonable standard charges.

9.	CARE OF THE PREMISES BY TENANT; SURRENDER.

Tenant shall not block or cover any of the ventilation or air-conditioning ducts in the Premises. Tenant may not install or cause to be installed in the Premises a wall covering that is impermeable to humidity or vapor. Tenant shall report to Landlord the following promptly upon becoming aware thereof: (i) any evidence of a water leak or excessive moisture in the Premises; (ii) any evidence of mold or mildew in the Premises; and (iii) any failure or malfunction in the ventilation and air conditioning system serving the Premises. Tenant will not commit or allow any waste to be committed on any portion of the Premises, and at the termination of this Lease, Tenant will deliver the Premises to Landlord vacant and in as good condition as the Premises were in when Tenant first took possession thereof, ordinary wear and use excepted. Tenant will give written notice to Landlord at least 30 days before vacating and will arrange to meet with Landlord for a joint inspection of the Premises. If Tenant fails to give such timely notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacation of the Premises will be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration. The provisions of this Paragraph 9 will survive expiration or termination of this Lease.

Upon the termination of this lease by lapse of time or otherwise or upon the earlier termination of Tenant’s right of possession, Tenant shall remove from the Premises Tenant’s furniture, machinery, safes and other items of movable personal property of every kind and description and Tenant’s trade fixtures, and Tenant shall restore any damage to the Premises or the Property caused thereby (such removal and restoration to be performed prior to the expiration of the Lease Term or earlier termination of this Lease or Tenant’s right of possession), failing which Landlord may do so and thereupon the provisions of Paragraph 21.2(d) shall apply; provided, however, if this lease or Tenant’s possession terminates prior to the originally stated Expiration Date, Tenant may not, without Landlord’s prior written consent, remove any of its furniture, trade fixtures or other personal property for which Landlord paid or gave Tenant an allowance, in whole or in part, in which case, at Landlord’s election, such property shall be deemed to have been conveyed to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

10.	REPAIRS AND ALTERATIONS BY TENANT.

10.1 Tenant will, at Tenant’s own cost and expense, repair any damage done to the Property, or any part thereof, including replacement of damaged portions or items, caused by Tenant or Tenant’s agents, employees, invitees, or visitors, and Tenant covenants and agrees to make all such repairs as may be required to restore the Property to as good a condition as it was in prior to such damage. All such work or repairs by Tenant must be effected in compliance with all applicable laws; provided, however, if Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make repairs or replacements, and Tenant will pay as additional rent the cost thereof to the Landlord within 10 days of Landlord’s demand therefor, as additional rent. The provisions of this Paragraph 10.1 will survive expiration or termination of this Lease.

10.2 Tenant agrees with Landlord not to install or allow to be installed any vending machines on the Premises, and will not place or install or allow to be placed or installed any signs or window treatments on or in the Premises which are visible from outside the Premises, without first obtaining the prior written consent of Landlord in each such instance, which consent may be given on such conditions as Landlord may elect.

10.3 Any alterations, additions or improvements made by or on behalf of Tenant to the Premises (“Tenant Alterations”) will be subject to Landlord’s prior written consent, which consent will not be unreasonably withheld or delayed. Landlord will not be deemed to have unreasonably withheld its consent to any Tenant Alterations if its consent is withheld because such Tenant Alterations: (i) are not consistent with the first-class nature or the architectural character of the Building; (ii) could adversely affect the structure of the Building, the HVAC system or electrical, mechanical, plumbing or other lines or systems in the Building or the Building circuitry; (iii) could increase Landlord’s costs of operating and maintaining the Building; (iv) would, in Landlord’s judgment, violate the terms of any applicable zoning or building laws or ordinances; (v) would disturb other tenants of the Building, for example, by requiring entry into the premises of other tenants; or (vi) include the use of wall covering that is impermeable to humidity or vapor; the foregoing being merely examples of reasons for which Landlord may reasonably withhold its consent and will not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar or dissimilar to the foregoing examples. Tenant will cause, at its expense, any Tenant Alterations to comply with applicable insurance requirements and with all applicable laws, codes and governmental regulations, and will construct at its expense any alteration or modification required by applicable laws, codes or governmental regulations as a result of any Tenant Alterations. All Tenant Alterations must be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials may be used. No Tenant Alterations may include the use of a wall covering that is impermeable to humidity or vapor. All plans and specifications for any Tenant Alterations, and a copy of all required permits, must be submitted to Landlord for its approval before the work begins. Landlord may monitor construction of the Tenant Alterations. Tenant will pay Landlord’s standard charges for review of Tenant’s plans, permits, lien waivers, certificates and the like and for monitoring construction. Landlord’s right to review plans and specifications and to monitor construction will be solely for its own benefit, and Landlord will have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations or that such plans and specifications are adequate for Tenant’s use or purposes. Tenant will provide Landlord with the identities and mailing address of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of nonresponsibility pursuant to applicable law. Tenant will furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all work free and clear of liens and will provide certificates of insurance for worker’s compensation, builder’s risk, and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury and property damage during construction. Landlord may elect to require Tenant to insure any such Tenant Alterations in accordance with Section 1.1(a) of Exhibit E. In connection with any Tenant Alterations, Tenant’s contractor must (and its contract must so provide):

(a) conduct its work in such a manner so as not to unreasonably interfere with other tenants, Property operations, or any other construction occurring on or in the Property or in the Premises;

(b) execute a set of and comply with the Building’s then-current Tenant Contractor Rules and Regulations and comply with all additional rules and regulations relating to construction activities in or on the Property as may be promulgated from time to time and uniformly enforced by Landlord or its agents;

(c) deliver to Landlord detailed “as built” plans immediately after the alterations or improvements are complete, if requested by Landlord; and

(d) be responsible for reaching an agreement with Landlord and its agents as to the terms and conditions for all contractor items relating to the conducting of its work including, but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials and access to the Premises.

(e) waive any right to place a lien on the Property and cause all subcontractors to waive any right to place a lien on the Property; and

(f) perform its work in such a fashion and by such means as necessary to maintain peace and harmony among the other contractors serving the Property and the other tenants and so as not to cause interference with the continuance of work to be performed or services to be rendered to the Property or the other tenants.

Landlord will have the right to approve Tenant’s contractor and all subcontractors to be used by Tenant’s contractor, which approval will not be unreasonably withheld. Landlord may require the employment of union contractors and subcontractors who shall not cause labor disharmony. Upon completion of any Tenant Alterations, Tenant will deliver to Landlord sworn statements setting forth the names of all contractors, subcontractors and material suppliers who did work on or supplied materials for the Tenant Alterations, and final lien waivers from all such contractors, subcontractors and material suppliers. Tenant will have no right to make any repairs, alterations or improvements to, within or on any of the Common Areas without Landlord’s prior written consent, which may be withheld in Landlord’s sole and absolute discretion. Landlord reserves the right to require that Tenant terminate its contract with Tenant’s contractor if such contractor is engaged in a labor dispute which disrupts the contractor’s work or operation of the Property. Landlord will also have the right to order any contractor of Tenant who violates any of Landlord’s requirements or standards of work to cease work and to remove himself, his equipment and his employees from the Property. Tenant agrees that it’s contractors will not conduct their work in such manner so as to interfere with or cause any interruption of (i) Landlord’s construction, (ii) another tenant’s occupancy or construction, or (iii) other phases of Landlord’s operation of the Property.

10.4 Any and all alterations or improvements to the Premises will become the property of Landlord upon termination of this Lease (except for movable equipment or furniture owned by Tenant). Landlord may, nonetheless, require Tenant to remove any and all Tenant Alterations and all other leasehold improvements (if any) performed by Tenant, or by Landlord at Tenant’s direction, and restore the Premises to Building Standard. If Landlord so requires and Tenant fails to remove such improvements and alterations, Landlord may remove such improvements at Tenant’s cost, and Tenant will pay Landlord on demand the cost of restoring the Premises to Building Standard plus an administrative charge of 10% thereof. The provisions of this Paragraph 10.4 will survive expiration or termination of this Lease. See Paragraph 28 for additional provisions regarding telecommunication lines and equipment.

11.	PARKING.

11.1 During the Lease Term, Tenant will have the non-exclusive use in common with Landlord, other tenants of the Building, their guests and invitees, of the non-reserved common automobile parking areas, driveways, and footways. Tenant must comply with the parking rules and regulations set forth in Exhibit F, as the same may reasonably be modified from time to time by Landlord.

11.2 Tenant’s use of the Building’s parking areas (including, without limitation, unassigned parking and any assigned parking now or hereafter granted to Tenant from time to time) may not exceed 4 parking spaces per 1,000 rentable square feet in the Premises. No specific designated parking spaces will be assigned to Tenant unless otherwise agreed by Landlord and Tenant in writing, Landlord will have the right to reserve parking spaces as it elects and condition use thereof on such terms as it elects. Landlord will not charge Tenant a fee for such unreserved spaces, except that Landlord may elect to impose on Tenant a nominal fee for parking stickers, access cards, or other parking control devices, if Landlord elects to institute such parking control procedures.

11.3 All such parking shall be subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord will not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Building’s parking areas, or for vandalism to automobiles occurring in the Building’s parking areas, it being agreed that, to the fullest extent permitted by law, the use of the Building’s parking areas will be at the sole risk of Tenant and its employees. Landlord will have the right to temporarily close the Building’s parking areas to perform necessary repairs, maintenance and improvements to the parking areas.

12.	LAWS, REGULATIONS AND RULES.

12.1 Tenant will comply with all governmental laws, ordinances, rules and regulations applicable to Tenant’s use of the Premises.

12.2 A copy of the initial Building Rules and Regulations is attached hereto as Exhibit C. Tenant will comply with such initial Building Rules and Regulations and with all reasonable additional Building Rules and Regulations and reasonable amendments to the Building Rules and Regulations adopted by Landlord from time to time, and will cause all of its agents, employees, invitees and visitors to do so. All changes to such rules will be furnished by Landlord to Tenant in writing.

12.3 Landlord will not be responsible to Tenant for the nonperformance of any such Building Rules and Regulations by any other tenant or occupant of the Building.

13.	ENTRY BY LANDLORD; LIMITED ACCESS.

13.1 Tenant will permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours (and in emergencies at all times) to inspect the condition, occupancy or use; to perform Landlord’s obligations or exercise Landlord’s rights under this Lease; to show the Premises to prospective purchasers, mortgagees, or insurers or (during the last 9 months of the Lease Term) tenants, or to clean or make repairs, alterations or additions. Tenant will not be entitled to any abatement or reduction of rent by reason of this right of entry.

13.2 Subject to the terms and conditions of this Lease, Tenant will have access to the Premises 24 hours per day, 7 days per week, 365 days per year, excluding emergencies. However, Building entry at times other than for Normal Building Hours may be limited to a single entrance. Tenant acknowledges and agrees that:

(a) Landlord reserves the right to close the Building outside of Normal Building Hours subject, however, to Tenant’s right to admittance under such regulations as Landlord may prescribe from time to time. Accordingly, Landlord may refuse access to the Building outside of Normal Building Hours to any person not: (i) known to Landlord’s security personnel (if any) as an employee, agent, or subtenant of Tenant or a Building employee; or (ii) having a Building identification card or after-hours visitor pass issued by Landlord.

(b) Landlord may require all persons admitted to or leaving the Building outside of Normal Building Hours to register with Landlord’s security personnel (if any).

(c) Tenant will be solely responsible for all persons for whom it requests permission to enter the Building and shall be liable to Landlord for all acts of such persons.

(d) Landlord shall in no way be liable to Tenant for injury or loss arising from the admission or exclusion of any person to or from Tenant’s Premises or the Building under such provisions of this Paragraph 13.2.

Notwithstanding the foregoing, Landlord is not and will not be obligated to provide a security guard or any other security services for the Property. Under no circumstances will Landlord or its managing agent or their respective agents or employees be liable for, and Tenant waives all claims with respect to, (a) any damages, injuries or losses sustained by Tenant or any occupant of the Premises or their respective agents, employees, licensees or invitees, including any property or consequential damages, resulting from Landlord’s failure to provide security or adequate security for the Property, or (b) losses due to theft or burglary, or (c) the damages done by unauthorized persons on the Premises and neither will Landlord be required to insure against any such losses. Tenant will cooperate fully in Landlord’s efforts to maintain security in the Property and will follow all rules and regulations promulgated by Landlord with respect thereto.

13.3 At any time Landlord either voluntarily or pursuant to governmental requirement may, at Landlord’s own expense, make repairs, alterations or improvements in or to the Property or any part thereof, including the Premises, and during operations may close entrances, doors, corridors, elevators and other facilities and may have access to and open all ceilings, without liability to Tenant by reason of interference, inconvenience, annoyance or loss of business. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting to Tenant from work done in the Property and construction activities on the Property or upon, along, or the use of any adjacent or nearby building, land, street, alley or way.

14.	ASSIGNMENT AND SUBLETTING.

14.1 Tenant will not assign this Lease, or any interest therein, and will not sublet the Premises, or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person to occupy or use the Premises, or any portion thereof, without first requesting the consent of Landlord, in writing, not more than 120 but not less than 30 days before the effective date of such assignment or sublease, and obtaining such consent in writing. Any request by Tenant for Landlord’s consent to a sublease or assignment must be accompanied by a copy of the proposed sublease or assignment agreement and reasonably detailed information and documentation, including current financial statements, regarding the proposed sublessee or assignee. Landlord agrees not to unreasonably withhold consent to any such assignment of this Lease or subletting of the Premises (except for any extension or expansion options or any rights of first refusal or first offer for which consent may be withheld in Landlord’s sole and absolute discretion), provided Tenant requests the same in writing and provided (i) at the time of Tenant’s request for consent and also at the commencement of the proposed sublease or assignment, Tenant is not in default under this Lease, (ii) Landlord, in its reasonable discretion, determines that the proposed use of the Premises, and the reputation, business, and financial responsibility of the proposed assignee or sublessee, are satisfactory to Landlord; (iii) Landlord reasonably determines that the proposed sublease or assignment would not violate the Entity Prohibition set forth below in this Paragraph 14.1, (iv) any assignee or sublessee expressly assumes all the obligations of this Lease on Tenant’s part to be performed, (v) such consent, if given, will not release Tenant of any of its obligations under this Lease, including without limitation, its obligation to pay rent, (vi) a consent to one assignment or subletting will not be deemed to be a consent to any subsequent assignment or subletting, (vii) the proposed assignee or sublessee is not a tenant in the Building, or the subtenant or assignee of any such tenant, (viii) the proposed assignee or sublessee is not a person or entity with whom Landlord or its agent is then negotiating or to or from whom Landlord or its agent has given or received any written or oral proposal within the past 12 months regarding a lease of space in the Building, and (ix) the proposed sublessee or assignee is not a government entity. If (I) the Premises or any portion thereof is located on a floor of which Citigroup Global Markets Inc. or its affiliates or their respective successors or assigns now or hereafter leases 25% or more of the rentable space, Tenant will thereupon, and without notice, be prohibited from subleasing any such portion of the Premises, or assigning this

Lease, to any entity now or hereafter engaged primarily in the business of securities brokerage or investment banking; or II the Premises or any portion thereof is located on the first floor of the Building, Tenant is prohibited from subleasing any such portion of the Premises, or assigning this Lease, to any entity now or hereafter engaged primarily in the business of securities brokerage or investment banking, or a national bank (collectively, the “Entity Prohibition”); provided, however, that the foregoing prohibitions in this sentence will not apply to a Permitted Affiliated Transfer (defined below). Landlord represents that, as of the date of this Lease, neither Citigroup Global Markets Inc. nor its affiliates or their respective successors or assigns leases 25% or more of the rentable space on the 3rd floor of the Building.

Notwithstanding the foregoing, so long as Green Mountain Analytics, LLC or its Permitted Affiliated Transferees (defined below) leases the entire Premises, and provided that no Event of Default then exists, Tenant may, without Landlord’s consent but with prior written notice to Landlord, license up to 50% of the rentable square feet of the Premises to Guarantor or its affiliates; provided, however, that such licensed premises will not be separately demised with a separate entrance from the common corridor (it being understood that if separately demised space is required, Tenant will proceed as set forth below in the paragraph pertaining to Permitted Affiliated Transfers). Such notice must include the same type of information as set forth in the first grammatical paragraph of this Paragraph 15.1 as if Tenant were seeking Landlord’s consent.

No permitted subtenant may assign or encumber its sublease or further sublease all or any portion of its subleased space, or otherwise permit the subleased space or any part of its subleased space to be used or occupied by others, without Landlord’s prior written consent in each instance. Tenant may not mortgage, pledge or hypothecate its leasehold interest, and any attempted assignment, sublease or other transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph 14 will be void.

For purposes of this Paragraph 14, a transfer of the ownership interests controlling Tenant will be deemed an assignment of this Lease unless such ownership interests are publicly traded. However, on the condition that Tenant is not in default of any term, covenant or condition of this Lease, Tenant will have the right, with advance written notice to but without the consent of Landlord, to sublease the Premises, or a portion thereof, or assign this Lease (each, a “Permitted Affiliated Transfer”), to the following each, a “Permitted Affiliated Transferee”):

(A) any corporation or entity which controls, is controlled by or is under common control with Tenant, on the condition that (w) such sublease or assignment is for a good business purpose and not principally for the purpose of avoiding Landlord’s consent rights, (x) the proposed use of the Premises and the reputation, business, and financial responsibility of the proposed sublessee or assignee are consistent with the first-class nature of the Building, and (y) in the case of an assignment, the assignee has a net worth reasonably sufficient to perform the obligations of the tenant under this Lease; or

(B) an entity into which Tenant is merged or consolidated or to an entity to which substantially all of Tenant’s assets or equity are transferred, provided that each of the following conditions (I) and (II) is fulfilled:

(I) either

(1) both of the following conditions are satisfied:

(i) such merger, consolidation or transfer of assets is for a good business purpose and not principally for the purpose of transferring Tenant’s leasehold estate; and

(ii) the proposed use of the Premises and the reputation and business of the proposed assignee or transferee are consistent with the first-class nature of the Building, or

(2) the transferee or resulting entity is Guarantor or one or its wholly-owned subsidiaries; and

(ll) the assignee or successor entity has a net worth at least equal to the net worth of Tenant immediately before such merger, consolidation or transfer.

Tenant must provide Landlord with reasonably satisfactory evidence of such net worth at the time Tenant provides Landlord with notice of such transaction. The term “control” as used in this Paragraph means a direct or indirect ownership interest with the power to directly or indirectly direct or cause the direction of the management or policies of the Tenant.

In connection with each request by Tenant for Landlord’s consent to a sublease or assignment, Tenant will pay to Landlord an amount equal to the sum of the following, regardless of whether such consent is granted or denied: (a) Landlord’s processing fee of $2,000 and (b) an amount equal to Landlord’s out-of-pocket administrative, legal and other costs and expenses incurred in processing such request or otherwise incurred in connection with such sublease or assignment.

If all or any part of the Premises are then subleased, any termination of this Lease or of Tenant’s right to possession in connection with an Event of Default will, at Landlord’s option, either, (a) terminate the sublease or (b) operate as an assignment to Landlord of the sublease. Landlord shall not be liable for any prepaid rents nor any security deposits paid by the subtenant. Landlord will not be liable for any other defaults of the Tenant under the sublease agreement.

14.2 If Tenant requests Landlord’s consent to a sublease or assignment, at Landlord’s option Landlord may, by giving written notice to Tenant within 30 days after the effective date of Tenant’s notice, terminate this Lease with respect to the space described in Tenant’s notice, as of the date specified in Tenant’s notice for the commencement of the proposed assignment or sublease. However, nothing in this Paragraph 14.2 will be deemed to be a consent by Landlord to any subletting or assignment unless Landlord delivers to Tenant its written consent. Notwithstanding Landlord’s consent on any one occasion, the right to recapture set forth in this Paragraph 14.2 will apply to any further subletting or assignment.

14.3 If Landlord consents to any sublease or assignment of the Premises, or any part thereof, Tenant will in consideration therefor pay to Landlord, as additional rent, 50% of the Excess Rent (defined below) after deducting from Excess Rent the reasonable and customary out-of-pocket transaction costs incurred by Tenant in connection with such subletting or assignment, including attorneys’ fees, brokerage commissions, and alteration costs (which transaction costs will be amortized on a straight-line basis over the term of the sublease or assignment, as the case may be). For purposes of this Paragraph, “Excess Rent” means all rents, additional charges, and other consideration payable to Tenant by the subtenant or assignee, expressed on a per rentable square foot basis, for or by reason of such sublease or assignment and which are, in the aggregate, in excess of the rent payable under this Lease for the subleased or assigned space during the term of the sublease or assignment. Any amounts payable by Tenant pursuant to this Paragraph will be paid by Tenant to Landlord as and when amounts on account thereof are paid by any subtenant or assignee to Tenant, and Tenant agrees to promptly furnish such information with regard thereto as Landlord may request from time to time. Landlord may at any time and from time to time upon prior notice to Tenant audit and inspect Tenant’s books, records, accounts, and federal income tax returns to verify the determination of additional rent payable under this Paragraph.

14.4 Tenant will not publicly advertise the rate for which Tenant is willing to sublet the space or assign the Lease. All public advertisements of the assignment of the Lease or sublease of the Premises, or any portion thereof, are subject to prior written approval by Landlord. For purposes of this Paragraph 14.4, listing space with a broker, or publishing the availability of such space on CoStar, or the like, do not constitute public advertisements. The placement or display of any signs or lettering on the exterior of the Premises, or on the glass or any window or door of the Premises, or in the interior of the Premises if it is visible from the exterior, is strictly prohibited.

14.5 The listing or posting of any name, other than that of Tenant, whether on the door or exterior wall of the Premises, the Building’s tenant directory in the lobby or elevator, or elsewhere, will not (a) constitute a waiver of Landlord’s right to withhold consent to any sublet or assignment pursuant to this Paragraph, (b) be deemed an implied consent by Landlord to any sublet of the Premises or any portion thereof, to any assignment or transfer of the Lease, or to any unauthorized occupancy of the Premises, except in accordance with the express terms of the Lease, or (c) operate to vest any right or interest in the Lease or in the Premises.

14.6 In the case of any assignment of this Lease by Tenant, the assignor and the assignee will be jointly and severally liable for all of the obligations of the tenant under this Lease. The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, will not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.

14.7 Anything contained in the foregoing provisions of this Paragraph 14 to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises may enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales), and any such proposed lease, sublease, license, concession or other agreement will be absolutely void and ineffective as a conveyance or any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

15.	CONSTRUCTION LIEN.

15.1 In accordance with the applicable provisions of Florida Construction Lien Law and specifically Florida Statutes Section 713.10, no interest of Landlord, whether personally or in the Premises, or in the Building or Property, or the leasehold interest aforesaid, will be subject to liens for improvements made by Tenant or caused to be made by Tenant. Tenant will not permit any construction lien, mechanic’s lien or liens to be placed upon the Premises or the Property. With respect to improvements or alterations made or caused to be made by Tenant, Tenant will promptly notify the contractor making such improvements to the Premises of this provision exculpating Landlord’s liability for such liens. Nothing in this Lease will be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any person for the performance of any labor or the furnishing of any materials to all or part of the Premises, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing thereof that would or might give rise to any construction, mechanic’s or other liens against the Premises.

15.2 If any such lien is claimed against the Premises, then Tenant will discharge said lien or cause the same to be bonded or insured over in an amount and by a bonding company or title insurance company reasonably satisfactory to Landlord, within 10 days of filing, failing which, in addition to any other right or remedy of Landlord, Landlord may, but will not be obligated to, discharge the same. Any amount paid by Landlord for such purposes will be paid by Tenant to Landlord as additional rent within 10 days of Landlord’s demand therefor.

15.3 Landlord’s interest in the Premises will not be subject to liens for improvements made by the Tenant, and Tenant will have no power or authority to create any lien or permit any lien to attach to the Premises or to the present estate, reversion or other estate of Landlord in the Premises herein demised or other improvements thereon as a result of improvements made by Tenant or for any other cause or reason. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Premises or any part thereof, or any such party who may avail himself of any lien against realty (whether same proceeds in law or in equity), are hereby charged with notice that such liens are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished for improvements by Tenant or for any other purpose during the Lease Term. Tenant will indemnify, defend upon request, and hold harmless Landlord and Landlord’s mortgagee from and against any loss or expenses incurred as a result of the assertion of any such lien.

16.	INSURANCE.

Tenant will secure and maintain, at Tenant’s expense, the insurance required of it as set forth in Exhibit E. Landlord will secure and maintain the insurance required of it as set forth in Exhibit E, but Landlord may include the cost thereof in Operating Expenses.

17.	WAIVER OF CLAIMS; WAIVER OF SUBROGATION.

To the extent permitted by law, Tenant waives all claims it may have against Landlord, its agents or employees for damage to business or property sustained by Tenant or any occupant or other person resulting from the Premises or the Property or any part of said Premises or Property becoming out of repair or resulting from any accident within or adjacent to the Premises or Property or resulting directly or indirectly from any act or omission of Landlord or any occupant of the Premises or Property or any other person while on the Premises or the Property, regardless of cause or origin, except that in respect of damage to property, such waiver will be limited to the extent such claim is or would be covered by any insurance that Tenant is required to carry pursuant to Section 1.1(a) of Exhibit E. The waiver in this grammatical paragraph will also apply as to the amount of any deductible under Tenant’s insurance. Particularly, but not in limitation of the foregoing sentence, all property belonging to Tenant or any occupant of the Premises that is in the Property or the Premises will be there at the risk of Tenant or other person only, and Landlord or its agents or employees will not be liable for damage to or theft of or misappropriation of such property, nor for any damage to property or business resulting from fire, explosion, flooding of basements or other subsurface areas, falling plaster, steam, gas, electricity, snow, water or rain which may leak from any part of the Property or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place or resulting from dampness or any other cause whatsoever, nor for any latent defect in the Premises or in the Property, except that in respect of property damage such waiver will be limited to the extent that such claim is or would be covered by any insurance that Tenant is required to carry pursuant to Section 1.1(a) of Exhibit E. Tenant will give prompt notice to Landlord in accordance with Paragraph 19.1 in case of fire or accidents in the Premises or in the Property or of defects therein or in the fixtures or equipment.

Tenant agrees to include in the insurance policies which Tenant is required by this Lease to carry in accordance with Sections 1.1(a) and 1.1 (b) of Exhibit E, to the fullest extent permitted by law, a waiver of subrogation against Landlord and Landlord’s managing agent.

To the extent permitted by law, Landlord waives all claims it may have against Tenant, its agents or employees for damage to the Property resulting directly or indirectly from any act or omission of Tenant or any occupant of the Premises or any other person while on the Premises, to the extent that such claim is covered by any property insurance which Landlord is required under Section 1.2 of Exhibit E to carry on the Building. Landlord will include in any property insurance policy which Landlord may carry on the Building, to the extent permitted by law, a waiver of subrogation against Tenant.

Landlord will not be required to maintain insurance against thefts within the Premises, the Property or any complex within which the Property is located.

18.	INDEMNIFICATION.

Tenant will indemnify, defend and hold harmless Landlord and Landlord’s agents and their respective officers, directors, beneficiaries, shareholders, partners, employees, agents and contractors (the “Parties Indemnified by Tenant”) from and against any and all loss, damage, claim, demand, liability or expense (including reasonable attorneys’ fees) resulting from claims by third parties and based on any acts or omissions of Tenant or its subtenants and their respective employees, agents and contractors in connection with the Building. Tenant will have the right and obligation to assume the defense of any claim covered by this indemnity on behalf of both itself and the Parties Indemnified by Tenant, and the Parties Indemnified by Tenant may not settle such claim without the consent of Tenant, provided (i) Tenant acknowledges to the Parties Indemnified by Tenant in writing that it is responsible for such claim under the terms of this paragraph and (ii) the lawyers selected by Tenant to handle such defense are reasonably satisfactory to the Parties Indemnified by Tenant and such representation does not result in a conflict of interest for such lawyers. The Parties Indemnified by Tenant may participate in the defense of such claim at their own expense unless Tenant is not representing the Parties Indemnified by Tenant in which case the reasonable expense of the Parties Indemnified by Tenant in defending against such claim will be paid by Tenant. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

Except as otherwise provided in Paragraph 14.2, Landlord will indemnify, defend and hold harmless Tenant and Tenant’s agents and their respective officers, directors, beneficiaries, shareholders, partners, employees, agents and contractors (the “Parties Indemnified by Landlord”) from and against any and all loss, damage, claim, demand, liability or expense (including reasonable attorneys’ fees) resulting from claims by third parties and based on any acts or omissions of Landlord, its employees, agents and contractors in connection with the Building. Landlord will have the right and obligation to assume the defense of any claim covered by this indemnity on behalf of both itself and the Parties Indemnified by Landlord, and the Parties Indemnified by

Landlord may not settle such claim without the consent of Landlord, provided (i) Landlord acknowledges to the Parties Indemnified by Landlord in writing that it is responsible for such claim under the terms of this paragraph and (ii) the lawyers selected by Landlord to handle such defense are reasonably satisfactory to the Parties Indemnified by Landlord and such representation does not result in a conflict of interest for such lawyers. The Parties Indemnified by Landlord may participate in the defense of such claim at their own expense unless Landlord is not representing the Parties Indemnified by Landlord in which case the reasonable expense of the Parties Indemnified by Landlord in defending against such claim will be paid by Landlord. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

19.	CASUALTY DAMAGE.

19.1 If the Premises or any part thereof are damaged by fire or other casualty, Tenant will give prompt written notice thereof to Landlord.

19.2 If the Building is damaged such that substantial alteration or reconstruction of the Building is, in Landlord’s sole opinion, required (whether or not the Premises are damaged by such casualty) or if any mortgagee of the Building requires that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within 90 days after the date of such damage. In addition, if a substantial portion of the Building is destroyed such that the Premises become untenantable, then Landlord will select a registered architect licensed to do business in Florida to estimate the time for completion. If such architect should certify that such work to the Premises cannot be accomplished by using standard working methods and procedures so as to make the Premises tenantable within 180 days from the date of casualty or within 3 months from such date if the Lease Term has less than 12 months remaining, either party will have the right to terminate this Lease by giving to the other notice of such election within 10 days after Tenant’s receipt of the architect’s certificate. If said fire or other casualty results in the total destruction of the Building, this Lease will automatically terminate as of the date of said fire or other casualty.

19.3 If this Lease is not terminated pursuant to Paragraph 19.2, then (i) Tenant will obtain the insurance proceeds on Tenant’s trade fixtures and personal property in the Premises; (ii) Tenant will take such action as is necessary to make available applicable insurance proceeds on Tenant Alterations and leasehold improvements which Tenant is required to insure in accordance with Paragraph 10 or Section 1.1(a) of Exhibit E, and Tenant will cause such insurance proceeds on such Tenant Alterations and leasehold improvements to be paid to Landlord; and (iii) Landlord will take such action as is necessary to make applicable insurance proceeds available with respect to the Building and will commence and proceed with reasonable diligence to restore the Building and the Premises. However, Landlord will not be obligated to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty. Tenant will be responsible for replacing and restoring Tenant’s trade fixtures and personal property.

19.4 Landlord will not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of Paragraph 19.5, Landlord will allow Tenant a fair diminution of rent during the time and to the extent the Premises are unfit for occupancy.

19.5 If the Premises or any portion of the Building is damaged by fire or other casualty resulting from the fault or negligence of Tenant’s agents, employees, or invitees, the rent hereunder will not be diminished, offset, or abated during the repair of such damage and Tenant will be liable to Landlord for the cost of the repair and restoration of the Building caused thereby, as well as any other cost and expense thereby incurred by Landlord, to the extent such cost and expense is not covered by Landlord’s insurance proceeds.

20.	CONDEMNATION.

20.1 If the whole or substantially the whole of the Building or the Premises is taken for any public or quasi-public use, by right of eminent domain or otherwise, or if it is sold in lieu of condemnation, then this Lease will terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority.

20.2 If less than the whole or substantially the whole of the Building or the Premises is thus taken or sold, Landlord (regardless of whether the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant, in which event this Lease will terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority.

20.3 If this Lease is not so terminated upon any such taking or sale, the Base Rental payable hereunder will be diminished by a pro-rata amount if a portion of the Premises was taken, and Landlord will, to the extent Landlord deems feasible, restore the Building and the Premises, including tenant improvements (but excluding Tenant’s fixtures and personal property). However, Landlord will not be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such damage.

20.4 All amounts awarded upon a taking of any part or all of the Property or the Premises will belong to Landlord, and Tenant will not be entitled to and expressly waives all claim to any such compensation. However, Tenant will be entitled to claim independently against the condemning authority any damages expressly referable to Tenant’s business as the same may be permitted by law provided that such claim does not reduce any award payable to Landlord.

21.	EVENTS OF DEFAULT/REMEDIES.

21.1 “Events of Default” by Tenant. The happening of any one or more of the following listed events (each an “Event of Default”) will constitute a breach of this lease by Tenant:

(a) The failure of Tenant to pay any rent or any other sums of money due hereunder within 3 days after notice; for purposes of this Lease, any statutory notice given by Landlord to Tenant in accordance with applicable law, including, without limitation, any statutory 3-day notice, will suffice for the notice referred to above in this Subparagraph (a);

(b) The taking of the leasehold on execution or other process of law in any action against Tenant;

(c) The failure of Tenant to accept the Premises, to promptly move into, to take possession of, and to operate its business on the Premises when the Premises are substantially complete, or if Tenant ceases to do business in, abandons or vacates any substantial portion of the Premises;

(d) Tenant becoming insolvent or unable to pay its debts as they become due, or Tenant’s notification to Landlord that it anticipates either condition;

(e) Tenant taking any action to, or notifying Landlord that Tenant intends to, file a petition under the Bankruptcy Code (Title 11 of the United States Code) as amended, or any similar law or statute of the United States, or any state; or, the filing of a petition against Tenant under any such statute or law, or, any other creditor of Tenant notifying Landlord that it knows such a petition will be filed; or Tenant’s notification to Landlord that it expects such a petition to be filed;

(f) The appointment of a receiver or trustee for Tenant’s leasehold interest in the Premises or for all or a substantial part of the assets of Tenant;

(g) Breach of any of the provisions of Paragraph 14 (Assignment and Subletting);

(h) The default of any guarantor under any guaranty of this Lease, the attempted repudiation or revocation of any such guaranty, or the participation by any such guarantor in any other event described in this Paragraph 21.1 (as if this Paragraph 21.1 referred to such guarantor in place of Tenant);

(i) Tenant fails to provide any estoppel certificate, documentation regarding the subordination of this Lease or financial reports after Landlord’s written request therefor pursuant to Paragraph 26, Paragraph 25, and Paragraph 34.23 respectively, and such failure shall continue for five days after Landlord’s second written notice thereof to Tenant;

(j) Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s or construction lien filed against the Premises or the Building for any work actually or allegedly performed, materials actually or allegedly furnished, or obligation incurred by or at the request of a Tenant Party, within the time and in the manner required by Paragraph 15;

(k) Tenant or any agent of Tenant falsified any report or misrepresents other information required to be furnished to Landlord pursuant to this Lease;

(l) Tenant fails to cure immediately upon notice thereof any condition which is hazardous, interferes with another tenant or the operation or leasing of the Property, or may cause the imposition of a fine, penalty or other remedy on Landlord or its agents or affiliates;

(m) Any other event, act or omissions which any other provision of this Lease identifies as an Event of Default; or

(n) The failure of Tenant to comply with any other provision of this Lease or any other agreement between Landlord and Tenant (including the Work Letter; all of which terms, provisions, and covenants will be deemed material) within 30 days after notice if such failure consists of something other than a failure to pay money (unless the default involves a hazardous condition, which must be cured forthwith), but if such failure cannot be cured within such 30-day period and does not involve a hazardous condition, and if Tenant commences to cure the same within such 30-day period and continues to use diligent efforts to cure such failure, then such 30-day grace period will be extended for an additional 60 days, such that the maximum grace period is 90 days; for purposes of this Lease, any statutory notice given by Landlord to Tenant in accordance with applicable law will suffice for the notice referred to above in this Subparagraph.

21.2 Landlord’s Remedies for Tenant Default. Upon the occurrence of an Event of Default by Tenant, Landlord may exercise the remedies described in this Paragraph.

(a) Landlord, without any obligation to do so, may elect to cure the Event of Default on behalf of Tenant, without being liable for any claim for damages therefor, and Landlord may enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease (and Landlord will not be liable for any damages resulting to the Tenant from such action), in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 15% thereof) in curing the Event of Default, plus interest at the Default Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Default Rate shall be deemed additional Rent;

(b) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make improvements, alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account; Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(c) In the event that Landlord terminates this Lease pursuant to Paragraph 21.2(f), to declare immediately due and payable an amount equal to all rent accrued hereunder through the effective date of such early termination;

(d) To declare immediately due and payable as damages for loss of the bargain and not as a penalty (x) the aggregate sum which represents the excess, if any, of the present value of the aggregate rent payable or which would have been payable hereunder, including, without limitation, Base Rental at the respective annual rates for the remainder of the Lease Term provided for in this Lease and the amount reasonably projected by Landlord to represent additional rent for the remainder of the Lease Term pursuant to this Lease, over the then present value of the then aggregate fair rental value of the Premises for the balance of the Lease Term, allowing sufficient time during which all or portions of the Premises may be vacant while attempting to re-lease the Premises, and after deducting from such fair rental value all expenses reasonably anticipated to be incurred by Landlord in connection with such reletting the Premises, including, without limitation, the expenses enumerated in Paragraph 21.2(b), as reasonably estimated by Landlord (such present worth to be computed in each case on the basis of the Discount Rate charged by the Federal Reserve Banks as published in the “Money Rates” section of the Wall Street Journal on the day the Lease or Tenant’s right to possession is terminated or if not published on such date, the publication date immediately prior to such termination date, plus two percent (2%), from the respective dates upon which such rent is or would have been payable hereunder);

(e) To declare immediately due and payable an amount equal to all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Lease Term, diminished, after the end of the Term, by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises; and

(f) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken;

21.3 Landlord’s Remedies are Cumulative; Mitigation. All the remedies of Landlord in the event of Tenant default will be cumulative and in addition, Landlord may pursue any other remedies permitted by law or in equity. If Landlord has not terminated Tenant’s right to possession, Landlord will have no obligation to mitigate Landlord’s damages. If Landlord repossesses the Premises without terminating this Lease, then Landlord will make the Premises available for leasing by third parties and will, if and to the extent required by applicable law, use reasonable efforts to lease such space, which will not exceed such efforts as Landlord generally uses to lease other space in the Building. Landlord will not be deemed to have failed to use reasonable efforts to lease the Premises to third parties if Landlord leases any other portion of the Building before reletting all or any portion of the Premises. In recognition that the value of the Building depends on the rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of comparable space in the Building at the time in question, or at Landlord’s option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, will not give rise to a claim by Tenant that Landlord failed to use reasonable efforts to lease the Premises.

21.4 Events of Landlord Default. Landlord will not be deemed to be in default under this Lease unless obligations required of Landlord hereunder are not performed by Landlord within 30 days after written notice thereof by Tenant to Landlord and to any lender or other lien holder with rights in all or any portion of the Building, whose names and addresses are furnished to Tenant in writing, which notice specifies that there has been a failure to perform such obligations; provided, however, that if the nature of such obligations is such that more than 30 days are reasonably required for their cure, Landlord will not be deemed to be in default hereunder if Landlord commences such cure with reasonable promptness within such 30-day period and thereafter diligently prosecutes such cure to completion. However, if Landlord fails to cure such default within the time set forth above, then any lender or other lien holder with rights in all or any portion of the Property will have an additional 30 days within which to cure such default but not the obligation to do so, or if such default cannot be cured within that time, then such additional time as may be necessary if within such 30 days any such holder has commenced and is diligently pursuing the remedies necessary to cure such default, including, but not limited to, commencement of foreclosure proceedings if necessary to effect such a cure.

22.	PEACEFUL ENJOYMENT.

Tenant may peacefully enjoy the Premises against all persons claiming by, through or under Landlord, subject to the other terms hereof, provided that Tenant pays the rent and other sums herein required to be paid by Tenant and performs all of Tenant’s covenants and agreements in this Lease.

23.	INTENTIONALLY OMITTED (RELOCATION).

24.	HOLDING OVER.

24.1 If Tenant holds over without Landlord’s written consent after expiration or other termination of this Lease, or if Tenant continues to occupy the Premises after termination of Tenant’s right of possession pursuant to the provisions of Paragraph 21.2(c), Tenant will throughout the entire holdover period pay rent equal to twice the rent in effect immediately before such holding over, and, in addition, Tenant will pay Landlord all damages sustained by reason of Tenant’s holding over. Landlord and Tenant maintain the right to terminate such tenancy at sufferance with 30 days’ written notification to the other party or such lesser notice as allowed by applicable law. The provisions of this paragraph do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or by any other rights hereunder.

24.2 No possession by Tenant after the Expiration Date will be construed to extend the Lease Term unless Landlord has consented to such possession in writing.

25.	SUBORDINATION TO MORTGAGE.

25.1 This Lease is and will be subject and subordinate to any mortgage, deed of trust or related security instrument, whether presently existing or hereafter arising upon the Premises or upon the Building and to any renewals, modifications, refinancing or extensions thereof, but Tenant agrees that the holder of any such instrument will have the right to subordinate such instrument to this Lease on such terms and subject to such conditions as such holder may deem appropriate in its discretion. The foregoing subordination of this Lease to any mortgage, deed of trust or related security instrument will be self-operative and no further instrument of subordination is required.

25.2 Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or related security instrument now existing or hereafter placed upon the Premises or the Building as a whole, and Tenant agrees upon demand to execute such further instruments subordinating the Lease or attorning to holder of any such lien as Landlord may request.

25.3 If Tenant fails to execute any subordination or other agreement required by this Paragraph 25 promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest.

25.4 Tenant will, in the event of the sale or assignment of Landlord’s interest in the Building or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under, or taking by deed in lieu of foreclosure of, any mortgage, deed of trust or related instrument made by Landlord covering the Premises, at the election of the party acquiring title to the Building, give full and complete attornment to the purchaser and recognize the purchaser as Landlord under this Lease for the balance of the Lease Term, including any extensions or renewals thereof.

25.5 In the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under, or taking by deed in lieu of foreclosure of, any mortgage, deed of trust or related instrument made by Landlord covering the Premises, the party acquiring title to the Building shall not be liable for (a) any security deposit except to the extent delivered to such party, (b) any rent paid more than one month in advance, (c) any amendment or modification to this Lease which has not been consented to in writing by such party, and (d) any claims or offsets against the Landlord which have accrued prior to such party acquiring title to the Building.

26.	ESTOPPEL.

Tenant will, at the request of Landlord, at any time and from time to time upon not less than 10 days’ prior notice, execute, acknowledge in recordable form, and deliver to Landlord or to Landlord’s mortgagee, lessor under any ground lease, auditors or a prospective purchaser of the Property or any part thereof, a certificate stating the following, as requested: (a) that this Lease is unmodified and in full force and effect, (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect); (b) the date the Lease commenced and the rent commencement date (if different); (c) whether Tenant has any options to renew or extend the Lease Term or any options, rights of first refusal or rights of first offer to expand the Premises or to purchase the Property and whether Tenant has exercised any of those options; (d) whether Tenant has accepted and is now in full possession of the Premises, and whether Tenant has assigned the Lease, sublet all or any portion of the Premises, or otherwise transferred any interest in the Lease or the Premises; Tenant agrees to provide a copy of such assignment, sublease or transfer upon request; (e) the current monthly installments of Base Rental and Tenant’s Proportionate Share of Operating Expenses, the dates to which such rental and other charges have been paid, and that no such rent has been paid for more than 30 days in advance of its due date; (f) the base year(s) or base amount(s), if any, for Tenant’s Proportionate Share of Operating Expenses; (g) whether Tenant is currently receiving any rental concessions, rebates or abatements and, if so, the terms of such concession, rebate or abatement, including, without limitation, the date when such concession, rebate or abatement will expire; (h) whether Tenant is entitled to any future rent concessions, rebates or abatements under the Lease and, if so, the terms of the future concessions, rebates or abatements; (i) the amount of the Security Deposit paid to Landlord; (j) whether Tenant has received any notice of prior sale, transfer assignment, hypothecation or pledge of the Lease or of the rents payable thereunder; (k) that all alterations, improvements, additions, build-outs or construction required to be performed under the Lease have been completed and any required allowances have been paid (or if not completed or paid, stating the nature of the deficiencies); (I) that Tenant is paying rent on a current basis with no offsets or claims, and there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord or of Tenant as is pertinent to the request (or specifying such offsets, claims or defaults, if any are claimed); and (m) such other matters as may be reasonably requested. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or mortgagee of all or any portion of the real property of which the Premises are a part or by any other person to whom it is delivered. The failure to deliver such statement within such time will be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, there are no uncured defaults by Landlord and that not more than one month’s rental has been paid in advance and Tenant will be estopped from asserting any defaults known to it at that time.

27.	INTENTIONALLY OMITTED (LANDLORD’S LIEN).

28.	TELECOMMUNICATIONS.

There are installed in the Building telephone riser cables (collectively the “riser cables”) from the outside of the Building to the terminal block on each floor in the Building. Subject to Landlord’s supervision and approval, Tenant shall have the right to use the riser cables by installing telecommunication lines from the Premises to the terminal block on the floor or floors on which the Premises are located (such lines, and any other voice/data cables, lines or wires used or installed by or for Tenant and serving the Premises are referred to as the “telecommunication lines”). Landlord, however, makes no representations or warranties with respect to the capacity, suitability or design of the riser cables or terminal blocks. If there is more than one tenant on a floor, Landlord will allocate hook-ups to the terminal block based on the proportion of rentable square feet that each tenant occupies on the floor. The installation and hook-up of telecommunication lines by Tenant will be subject to all of the terms and conditions of this Lease, including, without limitation, Paragraph 10 of this Lease. Tenant will have no rights or interest in the riser cables and terminal blocks in the Building therein except as set forth herein. Under no circumstances will Landlord or its agents or employees be liable for, and Tenant and each of its subtenants waives all claims with respect to, any damages or losses sustained by it or any occupant of the Premises, including any property or consequential damages, resulting from operating or maintenance of the riser cables and terminal blocks. Without limiting the generality of the foregoing, in no event shall Landlord be liable for: (a) any damage to Tenant’s or its subtenants’ telephone lines, telephones or other equipment connected to the telecommunication lines, (b) interruption or failure of, or interference with, telephone or other service coming through the telecommunication lines to the Premises, or (c) unauthorized eavesdropping or wiretapping. All telephone and telecommunications desired by Tenant must be ordered and utilized at the sole expense of Tenant. All of Tenant’s telecommunications equipment must be and remain solely in the Premises, in accordance with this Lease and with the rules and regulations adopted by Landlord from time to time.

Any and all telecommunications lines and equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant must be removed before the expiration or earlier termination of this Lease, by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole cost, with such cost to be paid as additional rent. However, Landlord will have the right, upon written notice to Tenant given no later than 30 days before the expiration or earlier termination of this Lease, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against rent, any and all telecommunication lines and related infrastructure, or selected components thereof, whether located in the Premises or elsewhere in the Property. Tenant covenants and agrees that at the termination or expiration of this Lease, Tenant will be the sole owner of such telecommunication lines and related equipment and infrastructure, such that if Landlord elects to require such telecommunication lines and related equipment and infrastructure to remain in place, Landlord will become the sole owner thereof upon expiration or termination of this Lease; Tenant further covenants that such telecommunication lines and related equipment and infrastructure will be free of all liens and encumbrances, and that such telecommunication lines will be in good condition, working order, and properly labeled at each end and in each telecommunications/electrical closet and junction box. The provisions of this grammatical paragraph will survive expiration or termination of this Lease.

If Tenant wishes at any time to utilize the services of a telecommunications provider whose equipment is not then servicing the Building, no such provider will be permitted to install its lines or other equipment within the Building or on the Property without first securing the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. If telecommunications equipment, wiring, and facilities installed by or at the request of Tenant within the Premises, or elsewhere within or on the Building or Property causes interference to equipment used by another party, Tenant will (i) assume all liability related to such interference, and will indemnify and hold Landlord harmless from any liabilities and claims against Landlord resulting from such interference, (ii) use reasonable efforts, and cooperate with Landlord and other parties, to promptly eliminate such interference, (iii) if Tenant is unable to promptly eliminate such interference, substitute alternative equipment which remedies the situation, and (iv) if such interference persists, discontinue the use of the equipment causing such interference and, at Landlord’s discretion, remove such equipment.

29.	NO IMPLIED WAIVER.

29.1 The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease will not be construed as a waiver or a relinquishment thereof for the future. Any default in the timely payment of rent will not be construed as creating a custom of deferring payment or as modifying in any way the terms of this Lease. No act or thing done by Landlord, its agents or employees during the Lease Term will be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises will be valid, unless in writing signed by Landlord. The delivery of keys to any of Landlord’s agents or employees will not operate as a termination of this Lease or a surrender of the Premises.

29.2 No payment by Tenant or receipt by Landlord of a lesser amount than the rent due under this Lease will be deemed to be other than on account of the earliest rent due, nor will any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or Landlord’s right to pursue any other rights and remedies available under this Lease or at law or in equity including, without limitation, the right to recover possession of the Premises.

30.	PERSONAL LIABILITY.

The liability of Landlord to Tenant for any default by Landlord under this Lease will be limited to the interest of Landlord in the Property, including the sale, property insurance, and condemnation proceeds thereof, and Tenant agrees to look solely to Landlord’s interest in the Property and such proceeds for the recovery of any judgment from the Landlord, it being intended that Landlord will not be personally liable for any judgment of deficiency.

31.	SECURITY DEPOSIT.

31.1 The Security Deposit set forth in the Schedule is due from Tenant upon Tenant’s execution and delivery of this Lease, and will be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit will not be considered an advance payment of rental or a measure of Tenant’s damages in case of default by Tenant.

31.2 Landlord may, from time to time without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant will pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount.

31.3 If Tenant is not in default at the termination of this Lease and has fulfilled all of its obligations under this Lease, the balance of the Security Deposit remaining after any such application will be returned by Landlord to Tenant.

31.4 If Landlord transfers its interest in the Premises during the Lease Term, Landlord may assign the Security Deposit to the transferee and thereafter Landlord will have no further liability for the return of such Security Deposit.

32.	FORCE MAJEURE.

Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord will not be liable or responsible for, and there will be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, adverse weather conditions not reasonably anticipated, shortages of labor or materials, war, acts of terrorism or bioterrorism, governmental laws, regulations or restrictions, inability to obtain necessary governmental permits and approvals (including building permits or certificates of occupancy), inability to obtain necessary approvals by any applicable property association or its board of directors, financing, or any other cause whatsoever beyond the reasonable control of Landlord.

33.	HAZARDOUS MATERIAL.

33.1 Tenant will not (either with or without negligence) cause or permit the escape, disposal or release of any Hazardous Material (as defined below). Tenant will not allow the storage or use of Hazardous Material in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such Hazardous Materials, nor allow to be brought into the Building or the Property (or any areas surrounding the Property owned by Landlord) any such Hazardous Materials except to use in the ordinary course of Tenant’s business in customary quantities for office tenants and in compliance with Environmental Laws, and then only after written notice is given to Landlord of the identity of such substances or materials.

33.2 For purposes of this Lease, the term “Hazardous Material” means any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, those substances regulated by the Environmental Laws (defined below), and including, without limitation, the following: oil and petroleum products and synthetic gas usable for fuel; pesticides regulated under FIFRA, asbestos, and polychlorinated biphenyls. For purposes of this Lease, “Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.); the Clean Air Act, the Clean Water Act; the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”); the National Environmental Policy Act; the Noise Control Act; the Safe Drinking Water Act; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or the Toxic Substances Control Act; as such acts may be amended from time to time; any applicable state or local laws, and the regulations adopted under these acts.

33.3 If any lender or governmental agency ever requires testing to ascertain whether there has been any release of Hazardous Materials at the Premises or in or about the Property caused by or arising from the action or omission of Tenant or Tenant’s agents or contractors, then the reasonable costs thereof will be reimbursed by Tenant to Landlord upon demand as additional rent. In addition, Tenant will execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Material on the Premises. In all events, Tenant will indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Materials on the Premises or elsewhere if caused by Tenant or Tenant’s agents or contractors. The within covenants will survive the expiration or earlier termination of the Lease Term.

33.4 Tenant, at its own expense, must comply with all governmental laws, codes, rules and regulations, applicable to Tenant’s use of the Premises.

34.	MISCELLANEOUS.

34.1 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

34.2 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Lease will be valid and enforced to the fullest extent of law.

34.3 Recordation. Tenant agrees not to record this Lease or any memorandum hereof but Landlord may record this Lease or a memorandum thereof, at its sole election. Upon expiration or earlier termination of this Lease, Tenant will, promptly upon Landlord’s written request, execute, acknowledge and deliver to Landlord a recordable deed quit-claiming to Landlord all interest of Tenant in the Premises, the Property and this Lease.

34.4 Governing Law; Waiver of Jury Trial. This Lease and the rights and obligations of the parties hereto are governed by the laws of the State of Florida. ALL PARTIES HERETO, BOTH LANDLORD AND TENANT, AS PRINCIPALS, AND ANY GUARANTORS, HEREBY RELEASE AND WAIVE ANY AND ALL RIGHTS PROVIDED BY LAW TO A TRIAL BY JURY IN ANY COURT OR OTHER LEGAL PROCEEDING INITIATED TO ENFORCE THE TERMS OF THIS LEASE, INVOLVING ANY SUCH PARTIES, OR CONNECTED IN ANY OTHER MANNER WITH THIS LEASE. Tenant will not interpose any counterclaim of any kind in any action or proceeding by Landlord to recover possession of the Premises based on nonpayment of rent. In the event of a dispute between Landlord and Tenant, Tenant will pay rent into the registry of the court having jurisdiction over such dispute.

34.5 Time of Performance. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is of the essence of this Lease.

34.6 Transfers by Landlord. Landlord will have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Property and the Premises referred to herein, and in such event and upon such transfer Landlord will be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations accruing after such transfer. The covenants of the Landlord will be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord’s interest hereunder.

34.7 Real Estate Broker; Commissions. Each party hereto hereby represents and warrants to the other that in connection with the leasing of the Premises hereunder, the party so representing and warranting has not dealt with any real estate broker, agent or finder, except for Taylor & Mathis of Florida, LLC and the broker (if any) listed in the Schedule (collectively, the “Broker”), and, to its knowledge no other broker initiated or participated in the negotiation of this Lease, submitted or showed the Premises to Tenant or is entitled to any commission in connection with this Lease. Each party hereto will indemnify, defend and hold harmless the other against any and all claims, costs, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) in connection with any inaccuracy in such party’s representation. Landlord hereby agrees that it will pay a commission to the Broker according to a separate agreement.

34.8 Late Payment of Rent. No receipt of money by Landlord from Tenant after termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises, will reinstate, continue, or extend, the Lease Term or affect any such notice, demand or suit. Any payment of rent not made when due will, at Landlord’s option, bear interest at the rate of 18% per annum (or the highest rate of interest permitted under Florida law, whichever is lower) (the “Default Rate”) from the due date until paid. Additionally, any payment of rent not paid within 10 days of the date due will be subject to a late payment charge, for each occurrence, equal to 5% of the amount overdue and payable. Such late charge will be in addition to the interest provided for above and will be due and payable with the next succeeding rent payment. This late payment charge is intended to compensate Landlord for the additional administrative costs resulting from Tenant’s failure to timely pay the rent and has been agreed upon by Landlord and Tenant after negotiation as a reasonable estimate of the additional administrative costs incurred by Landlord as a result of Tenant’s failure to timely pay the rent. Such interest and late charge will constitute additional rent. The covenants to pay rent under this Lease are independent of any other covenant. All amounts due Landlord from Tenant under this will be deemed additional rent hereunder.

34.9 Use of Lock Box By Landlord. Landlord may from time to time elect to designate a lock box collection agent (independent agent, bank or other financial institution) to act as Landlord’s agent for the collection of amounts due Landlord. In such event the date of payment of rent or other sums paid Landlord through such agent will be the date of agent’s receipt of such payment (or the date of collection of any such sum if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment); however, for purposes of this Lease, no such payment or collection will be deemed “accepted” by Landlord if Landlord issues a check payable to the order of the Tenant in the amount sent to the lock box and if Landlord mails the check to the Tenant addressed to the place designated in this lease for notice to Tenant within 21 days after the amount sent by the Tenant is received by the lock box collection agent or if the Landlord returns a dishonored instrument within 21 days of its dishonor. Return of any such sum to Tenant by so sending such a check of the Landlord or by so sending a dishonored instrument to the Tenant within the appropriate 21-day period will be deemed to be rejection of Tenant’s tender of such payment for all purposes as of the date of Landlord’s lock box collection agent’s receipt of such payment (or collection). The return of Tenant’s payment in the manner described in this paragraph will be deemed not to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease nor a waiver of any of Landlord’s rights or remedies granted in this Lease. The possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by Landlord’s agent or Landlord during the applicable 21 day period will be deemed not to be a waiver of any defaults of Tenant or any rights of Landlord theretofore accrued nor shall any such possession or negotiation be considered an acceptance of Tenant’s tender.

34.10 Effect of Delivery of This Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option to Lease. This Lease will not be effective until a copy executed by both Landlord and Tenant is delivered to and accepted by Landlord. However, the execution of this Lease by Tenant and delivery thereof to Landlord or Landlord’s agent will constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for 30 days after such delivery.

34.11 Paragraph Headings. The paragraph or subparagraph headings are used for convenience of reference only and do not define, limit or extend the scope or intent of the paragraphs.

34.12 Definitions. The definitions set forth in Paragraph 1 and in the Schedule are hereby made part of this Lease.

34.13 Exhibits. Exhibits A through I are attached hereto and incorporated herein and made a part of this Lease for all purposes:

Exhibit Number	Description
Exhibit A	Premises Floor Plan
Exhibit B	Commencement Date Agreement
Exhibit C	Building Rules and Regulations
Exhibit D	Work Letter
Exhibit E	Insurance Obligations
Exhibit F	Parking Rules and Regulations
Exhibit G	Prohibited Uses
Exhibit H	Form of Guaranty
Exhibit I	Temporary Space

34.14 Notices.

(a) Tenant will pay all rent to ACC/GP Development LLC (or any successor Landlord) and will deliver such rent to the following address (or at such other place as Landlord may hereafter designate in writing):

ACC/GP Development LLC

c/o Groupe Pacific Management, Inc.

20803 Biscayne Blvd., Suite 200

Aventura, FL 33180

(b) Tenant will forward all notices to Landlord at the following address (or at such other place as Landlord may hereafter designate in writing):

ACC/GP Development LLC

c/o Groupe Pacific Management, Inc.

20803 Biscayne Blvd., Suite 200

Aventura, FL 33180

Attn.: Director of Real Estate Services

Fax: 305-931-7551

with a copy to:

Building Management Office

20803 Biscayne Boulevard

Aventura, Florida 33180

Attn.: General Manager, Aventura Corporate Center

Fax: 305-931-7551

(c) Landlord will forward all notices to Tenant at the address set forth in the Schedule until Tenant takes possession of the Premises, and thereafter at the Premises or at such other place within the continental United States as Tenant may hereafter designate in writing. However, Landlord has no obligation to send any notice, request, demand, consent, approval or other communication required or permitted under this Lease to be given to Tenant, to more than 3 addresses, including the Premises.

(d) Any notice provided for in this Lease must, unless otherwise expressly provided herein, be in writing, and may, unless otherwise expressly provided, be given or be served (i) by hand delivery, (ii) by depositing such notice in the United States mail, certified or registered mail with return receipt requested, postage prepaid, or (iii) via reputable overnight air courier service.

(e) Notice by hand delivery will be deemed to have been given when actually delivered or when the tender of such delivery is refused. Notice by certified or registered mail will be deemed to have been given on the third business day after the date that the notice is deposited into the mail, postage prepaid. Notice given by air courier will be deemed given one business day after it is accepted by such courier for next business day delivery.

(f) In lieu of Landlord or Tenant waiving the right to receive any notices, each party hereby waives any technical defects as to form, substance and delivery in the giving of any notices required by this Lease and by Florida Statutes so long as the notice reasonably apprises the appropriate party of the general nature of the reason for the giving of the notice and affords such party a reasonable opportunity to cure, if applicable.

34.15 No Presumption. Landlord and Tenant understand, agree and acknowledge that (1) this Lease has been freely negotiated by both parties, and (2) in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Lease or any of its terms or conditions, there will be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

34.16 Air, Light, View. This Lease does not create, nor will Tenant have, any express or implied easement for or other rights to air, light or view over or about the Property or any part thereof.

34.17 Joint and Several Liability. If more than one person or entity is named in this Lease as Tenant, their liability under this Lease will be joint and several.

34.18 Entire Agreement. This Lease (including the exhibits attached hereto) contains the entire agreement between the parties hereto, and no statement, representation, agreement or promise made in connection with this Lease shall be binding upon Landlord or Tenant unless set forth herein. This Lease may only be modified by an agreement in writing signed by Landlord and Tenant.

34.19 Relationship To Parties; No Third Party Beneficiaries. Nothing contained in this Lease will be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, will be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. This Lease is made for the sole benefit of Landlord and Tenant and, in the case of Paragraph 25 (Subordination to Mortgage), any present or future holder of a security interest described in such

Paragraph, and their respective successors and assigns (subject to the limitation on assignment set forth above), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Lease. Whether or not either party hereto elects to employ any or all the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party’s actions or omissions pursuant hereto or otherwise in connection with this Lease or the transactions contemplated hereby.

34.20 Attorneys’ Fees. Tenant will pay, in addition to the rents and other sums agreed to be paid hereunder, all collection and court costs incurred by Landlord and Landlord’s reasonable attorneys’ and paralegals’ fees incurred for the collection of unpaid rentals or the enforcement, defense or interpretation of Landlord’s rights under this Lease, whether such fees and costs be incurred out of court, at trial, on appeal, or in any bankruptcy, arbitration or other administrative proceedings.

34.21 Authority; Not Restricted. Tenant, and the person executing this Lease on behalf of Tenant, represent and warrant that Tenant is duly formed in its state of organization, is in good standing in its state of organization and in the State of Florida, and has full corporate or partnership or limited liability company (“LLC”) power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership or LLC action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms. Landlord, and the person executing this Lease on behalf of Landlord, represent and warrant that Landlord is duly formed in its state of organization, is in good standing in its state of organization and in the State of Florida, and has full organizational power and authority to enter into this Lease and has taken all organizational action necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms. Tenant warrants and represents to Landlord that Tenant is not, and shall not become, a person or entity with whom Landlord is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

34.22 Intentionally Omitted (Confidentiality).

34.23 Financial Reports. Within 15 days after delivery to Tenant of Landlord’s request to do so, Tenant will furnish to Landlord, or make available to Landlord on the internet, Tenant’s most recent audited financial statements (including any notes to them) or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been most recently prepared by an independent certified public accountant or, if no such statements have been prepared, current internally prepared financial statements. Landlord may exercise such right to request financial statements at any time in connection with a sale or refinancing of the Building or during the existence of an Event of Default, but in all other cases Landlord will not exercise such right (i) before the first anniversary of the Commencement Date, or (ii) (from and after the first anniversary of the Commencement Date) more than once per calendar year. Tenant will discuss its financial statements with Landlord and will give Landlord reasonable access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord shall execute and deliver to Tenant a confidentiality agreement reasonably satisfactory to Tenant as a condition to receiving any such financial information from Tenant that is not publicly available.

34.24 Rentable Area. The Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in the Schedule. Unless otherwise expressly provided herein, any statement of square footage set forth in this Lease, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and, except as otherwise set forth in Paragraph 5.1(b), the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

34.25 Prohibited Entities on First Floor or Citigroup Floor. If the Premises or any portion thereof is located on a floor of which Citigroup Global Markets Inc. or its affiliates or their respective successors or assigns leases 25% or more of the rentable space, Tenant represents, warrants and covenants that it is not and during the Lease Term will not become an entity engaged primarily in the business of securities brokerage or investment banking, except that the foregoing provisions of this Paragraph 34.25 will not apply to subleases constituting Permitted Affiliated Transfers (as defined in Paragraph 14.1) of all or a portion of the initial Premises as set forth in the Schedule (i.e., excluding subsequent expansions), and will not apply to assignments of this Lease constituting Permitted Affiliated Transfers so long as the area of the Premises is not expanded beyond the initial Premises set forth in the Schedule; if the Premises or any portion thereof is located on the first floor of the Building, Tenant represents, warrants and covenants that it is not and during the Lease Term will not become an entity engaged primarily in the business of securities brokerage or investment banking, or a national bank. Landlord represents that neither Citigroup Global Markets Inc. nor its affiliates or their respective successors or assigns leases 25% or more of the rentable space on the 3rd floor of the Building.

35.	GUARANTY.

Contemporaneously with Tenant’s execution of this Lease and delivery thereof to Landlord, Tenant will deliver to Landlord a guaranty (the “Guaranty”) from the Guarantor listed on the Schedule, guarantying Tenant’s obligations under this Lease. Such guaranty will be in the form of Exhibit H.

36.	TEMPORARY SPACE.

Subject to the terms and conditions set forth in this Paragraph, for the period beginning on the date on which Landlord and Tenant execute this Lease and deliver it to the other, and ending on the day immediately preceding the date on which Landlord delivers to Tenant possession of the Premises with the Work substantially completed (the “Temporary Lease Term”), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain space (the “Temporary Space”), consisting of approximately 1,550 rentable square feet and known as Suite 307 in Aventura I, as depicted on Exhibit I. Such lease will be on the terms and conditions of this Lease, except that Base Rental for the Temporary Space will be $4,262 per month (prorated per diem). During the Temporary Lease Term, Tenant will not be obligated to pay Tenant’s Proportionate Share with respect to the Temporary Space of Operating Expenses. During the Temporary Lease Term, Landlord is leasing the Temporary Space to Tenant “AS IS” and “With All Faults”, without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability). Landlord will have no obligation to make any improvements or alterations whatsoever to the Temporary Space, or to provide any allowance therefor. Tenant will pay any and all costs of occupancy of the Temporary Space such as, without limitation, utilities (including electricity), telecommunications infrastructure, insurance, furniture, and moving expenses. On or before the 10th day after the last day of the Temporary Lease Term, Tenant will deliver to Landlord possession of the Temporary Space in the condition required by Paragraph 9 with respect to the Premises. Paragraph 24 (Holding Over) will apply to Tenant’s failure to vacate the Temporary Space within the required time, except that the Base Rental during the holdover period will be $210.00 per day.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts.

WITNESSES FOR TENANT:		TENANT: Green Mountain Analytics, LLC, a Delaware limited liability company

/s/ Bruce Cooper Name: Bruce Cooper		By: Name: Title: Date:	/s/ Samuel H. Cash Samuel H. Cash CEO 9/7/2012
/s/ John O Neil Name: John O Neil

LANDLORD: ACC/GP DEVELOPMENT LLC, a Florida limited liability company

		By:	ACC/GP Southeastern LLC, a Florida limited liability company, its Managing Member
WITNESSES FOR LANDLORD:

/s/ Liliana Ribero			By:	Pacific International Equities, Inc., its sole member
Name:	Liliana Ribero

/s/ Denver A Hughey				By:	/s/ Michael Bedzow
Name:	Denver A Hughey			Name:	Michael Bedzow
				Title:	President
				Date:	9/12/2012

S-1

EXHIBIT A

A-1

EXHIBIT B

COMMENCEMENT DATE AGREEMENT

It is hereby agreed among the parties to that certain Lease Agreement dated            , 20    , for Suite     , in the building commonly known as Aventura Corporate Center III, located at 20807 Biscayne Boulevard, Aventura, Florida (the “Lease”) between              (“Tenant”), and ACC/GP Development LLC (“Landlord”) that:

1.	The Commencement Date of the Lease is .

IN WITNESS WHEREOF, Landlord and Tenant have executed this Statement as of the date hereof.

Witnesses For Tenant:		TENANT:

/s/ Bruce Cooper		By:	/s/ Samuel H. Cash
Name:	Bruce Cooper	Name: Title: Date:	Samuel H. Cash CEO 9/7/2012
/s/ John O Neil Name:John O Neil
Witnesses For Landlord:		LANDLORD: ACC/GP DEVELOPMENT LLC, a Florida limited liability company

		By:	ACC/GP Southeastern LLC, a Florida limited liability company, its Managing Member

			By:	Pacific International Equities, Inc., its sole member

By:
Name:				Name:	Michael Bedzow
				Title:	President
Name:				Date:	, 20

B-1

EXHIBIT C

BUILDING RULES AND REGULATIONS

Landlord has adopted the following Building Rules and Regulations for the care, protection and benefit of your Premises and the Building and for the general comfort and welfare of all Tenants. These Rules and Regulations are subject to amendment by the Landlord from time to time.

1.	Building Hours and Access.

1.1 Normal Building Hours are from 7:00 a.m. to 6:00 p.m., Monday through Friday, and on Saturday from 8:00 a.m. to 1:00 p.m., excluding legal holidays.

1.2 HVAC service at times other than for Normal Building Hours will be furnished only upon written request of Tenant delivered to the Landlord by 4:00 p.m. of the business day (i.e., Monday through Friday excluding legal holidays) preceding the day for which such usage is requested. Tenant will bear the entire cost of such additional service as such costs are determined by Landlord from time to time.

1.3 Building entry at times other than for Normal Building Hours may be limited to a single entrance.

1.4 Landlord reserves the right to designate the time when freight, furniture, goods, merchandise and other articles may be brought into, moved or taken from Premises or the Building. Tenants must make arrangements with the management office when the freight elevator is required for the purpose of carrying any kind of freight. Tenant will pay Landlord’s reasonable standard charge for use of the freight elevator. No furniture, freight, or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving of the same into or out of the Building shall be scheduled with Landlord, utilizing the freight elevator only, and only at such time and in such manner as Landlord shall designate. Landlord shall have the right to prescribe the weight, size, and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants, or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant. No furniture, packages, supplies, equipment, or merchandise will be received in the Building or carried up or down in the elevators, except between such hours and in such specific elevator as shall be designated by Landlord.

1.5 Landlord reserves the right at all times to exclude loiterers, vendors, solicitors, and peddlers from the Building and to require registration of satisfactory identification or credentials from all persons seeking access to any part of the Building outside ordinary business hours. The Landlord will exercise its judgment in the execution of such control but will not be liable for the granting or refusal of such access. Landlord shall have the right to control and operate the public portions of the Property, the public facilities, and any other facilities furnished for the common use of Tenants, in such manner as determined appropriate by Landlord, in its sole discretion. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Building Rules and Regulations.

2.	Building.

2.1 The sidewalks, entry passages, corridors, halls, elevators, and stairways must not be obstructed by the Tenant or used by it for other than those of ingress and egress.

2.2 The floors, skylights and windows that reflect or admit light into any place in the Building must not be covered or obstructed by the Tenant.

2.3 Restroom facilities, water fountains, and other water apparatus must not be used for any other purpose other than for which they were constructed, and no rubbish, or other obstructing substances may be thrown therein, and the expense of any breakage, stoppage, or damage resulting from a violation of this provision by Tenant or Tenant’s officers, employees, agents, patrons, customers, licensees, visitors, or invitees will be borne by Tenant.

2.4 Tenant will not injure, or overload or deface the Building, the woodwork, or the walls of the Premises, nor carry on upon the Premises any noxious, noisy or offensive business, nor store in the Building or the Premises any odorous materials. Tenant shall not use, keep, or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other Tenants or those having business therein. Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline, or other inflammable or combustible fluid or material.

2.5 Tenant, its officers, agents, employees, patrons, customers, licensees, Invitees, and visitors will not solicit in the Property, nor will Tenant distribute any handling or other advertising matter in automobiles parked in the Building’s parking facilities. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord or agent of Landlord to prevent same.

2.6 Landlord will not be responsible for lost or stolen property, equipment, money, or any article taken from the Premises, Building or parking facilities, regardless of how and when loss occurs.

2.7 Landlord will have the right, exercisable upon written notice and without liability to Tenant, to change the name and street address of the Building.

2.8 Smoking will not be permitted in the Building. Smoking will not be permitted in the exterior Common Areas unless Landlord specifically designates a portion or portions of the exterior Common Areas where smoking is to be permitted, in which case smoking will be permitted only in those portions of the exterior Common Areas specifically designated by Landlord. Such designation of smoking areas (if any) is intended as an accommodation on the part of the Landlord and can be changed or eliminated at any time by Landlord with or without prior notice from Landlord.

2.9 Tenant shall not in any manner use the name of the Property for any purpose other than that of the business address of the Tenant, or use any picture or likeness of the Property, in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material without Landlord’s express consent in writing.

2.10 Tenant will not use pallet jacks or similar equipment within the Building.

2.11 The requirements of Tenant will be attended to only upon application at the office of the Building or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

2.12 Tenant shall not employ any service or contractor for services or work to be performed in the Building, except as approved by Landlord.

2.13 No Tenant, employee, or invitee shall go upon the roof of the Building.

2.14 The toilet rooms, urinals, wash bowls, and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

2.15 Tenant, its employees, visitors, and agents shall not loiter in the entrances, corridors or any Common Areas, nor in any way obstruct the sidewalks, lobby, halls, stairways, restrooms, or elevators, and shall use the same only as a means of ingress and egress for the Premises.

3. Doors and Windows.

3.1 Tenant entrance doors should be kept closed at all times in accordance with the fire code.

3.2 Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon termination of the Lease, all keys to the Building and the Premises shall be surrendered to Landlord.

3.3 All signage at the entrance to the Premises will be in the standard graphics for the Building, and no other may be used or permitted on the Premises without Landlord’s prior written consent.

3.4 All glass, locks and trimmings in or upon the doors and windows of the Building will be kept whole and when any part thereof is broken the same will be immediately replaced or repaired and put in good repair.

3.5 Window blinds of a uniform Building Standard, color and pattern only will be used throughout the Building to give uniform color exposure through exterior windows. These blinds will remain in the lower position at all times to provide uniform exposure for the outside.

3.6 Landlord will have the right to close all or a portion of the Building at any time and require tenants to exit the same, during and in connection with any actual, alleged, imminent or potential hurricane, tropical storm or other extreme weather, tidal wave, terrorist threat, or other emergency, whether in Landlord’s judgment or based on governmental order or curfew; Landlord will not be liable to Tenant, and Tenant will not be entitled to any rent abatement and will not have any right or remedy against Landlord, in connection with any such closure.

4. Premises Use.

4.1 The Tenant may not install in the Premises any heavy weight equipment or fixtures or permit any concentration of excessive weight in any portion thereof without first having obtained Landlord’s written consent.

4.2 Tenant may not operate any device which may emanate electrical waves which will impair radio or television broadcasting or reception from or in the Building.

4.3 No wires of any kind or type (including but not limited to television or radio antennas) may be attached to the outside of the Building and no wires may be run or installed in any part of the Building without the Landlord’s prior written consent. Such wiring will be done by the electrician of the Building only, and no outside electrician will be allowed to do work of this kind unless by the written permission of Landlord or its representatives. Landlord will approve where and how telephone, computer, and any other cables and/or wires are to be introduced to the Premises. No boring or cutting for cables or wires shall be allowed without the consent of Landlord. The location of telephones, call boxes, and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

4.4 If Tenant desires any signal, communication, alarm or other utility or service connection installed or changed, such work will be done at the expense of Tenant, with the approval and under the direction of Landlord, Tenant will not utilize any wireless communication equipment (other than usual and customary cellular telephones and pagers), including antenna and satellite receiver dishes, within the Premises, or the Building, without Landlord’s prior written consent. Such consent may be conditioned in such manner so as to protect Landlord’s interest and the interest of the Building and the other tenants therein.

4.5 No painting may be done, nor may any alterations be made, to any part of the Building by putting up or changing any partition, doors or windows, nor will there be any nailing, boring, or screwing into the woodwork or plastering, nor will any connection be made to the electric wires or electric fixtures without the consent in writing on each occasion of Landlord. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork, or plaster or in any way deface the Premises or any part thereof without Landlord’s reasonable consent first had and obtained.

4.6 All contractors or technicians performing work for Tenant within the Premises, Property or parking facilities will be referred to Landlord for approval in accordance with the Lease before performing such work. This will apply to all work including, but not limited to, installation of telephones, electrical devices and attachments, and all installations affecting floors, walls, windows, doors, ceiling, equipment or any other physical feature of the Property, leased Premises or parking facilities. None of this work may be done by Tenant without Landlord’s prior written approval.

4.7 Tenant will not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises. Such odors include, but are not necessarily limited to, cooking fumes, food odors, cleaning agents, chemicals, or substances of any kind. If Landlord receives a complaint regarding objectionable odors, the complaint will be investigated and if necessary, the offender will be asked to cease and desist from the action causing the objectionable odor(s).

4.8 No cooking shall be done or permitted by any Tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging, or for any improper, objectionable, or immoral purposes. Notwithstanding the foregoing, Underwriters’ Laboratory-approved equipment may be used in the Premises for brewing coffee, tea, hot chocolate, and similar beverages, provided that such use is in accordance with all applicable Federal, state, and city laws, codes, ordinances, rules, and regulations.

4.9 Tenant shall not bring into or keep within the Building any motor vehicle or bicycle, and no animals or pets shall be allowed in the Premises or any other parts of the Building, other than those service dogs individually and specifically trained to perform tasks for a specific person with one or more disabilities (such as guiding someone who is blind, alerting someone who is deaf, pulling a wheelchair, or alerting and protecting a person who is having a seizure), and such person with such disability or disabilities is Tenant or its agent, employee, or invitee.

4.10 Tenant will not permit the number of people (including, without limitation, Tenant’s employees and invitees) regularly occupying the Premises at any one time to exceed one per 250 rentable square feet of space in the Premises.

4.11 Tenant shall not waste electricity, water, or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s air conditioning and ventilation system, and shall refrain from attempting to adjust any controls. Tenant shall cooperate fully with any energy or resource conservation program implemented by Landlord with regard to the Building.

4.12 Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the area without violation of any law or ordinance governing such disposal. All trash, garbage, and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

4.13 Tenant shall comply with all safety, fire protection, and evacuation procedures and regulations established by Landlord or any governmental agency.

4.14 Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery, and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

4.15 Landlord may waive any one or more of these Building Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Building Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Building Rules and Regulations against any or all tenants of the Building.

4.16 No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design, and bulb color approved by Landlord.

4.17 The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways, or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels, or other articles be placed on the window sills.

4.18 No sign, placard, picture, name, advertisement, or notice visible from the exterior of the Premises shall be inscribed, painted, affixed, or otherwise displayed by Tenant on any part of the Building without the prior written consent of Landlord. Landlord will adopt and furnish to Tenant guidelines relating to signs inside the Building on the office floors. Tenant agrees to conform to such guidelines, but may request approval of Landlord for modifications, which approval may be granted or withheld in Landlord’s sole and absolute discretion. All approved signs or lettering on doors shall be printed, painted, affixed, or inscribed at the expense of Tenant by a person approved by Landlord. Material visible from outside the Building will not be permitted.

EXHIBIT D

WORK LETTER

1. PLANNING. Tenant will engage an interior office space planner (“Space Planner”), subject to Landlord’s prior written approval. Tenant will deliver to Landlord or Landlord’s architect (the “Architect”) by September 15, 2012 a space plan, subject to Landlord’s written approval (the “Space Plan”) prepared by the Space Planner for improving the Premises, and will cause the Space Planner to devote such time in consultation with Landlord and the Architect as Landlord deems necessary to furnish to Landlord or the Architect by such date such other information relative to the Premises as Landlord may deem necessary to enable the Architect to commence on or before such date architectural plans and specifications (the “Proposed Architectural Plans”) for improving the Premises. The information to be furnished by Tenant and the Space Planner to the Architect will include but not be limited to:

a.	Special loading, such as the location of file cabinets or special equipment.

b.	Openings in the walls or floors.

c.	Special electrical, air conditioning or plumbing work.

d.	Location and dimensions of telephone equipment rooms, and telephone and electrical outlets.

e.	Partitions—locations and type, including doors and non-Building Standard hardware.

f.	Special cabinet work or other millwork items.

g.	Variations to standard ceiling heights.

h.	Color selection of painted areas.

i.	Selection of floor covering and any special wall covering.

h.	Equipment list and personnel count so that heat/electrical load calculations may be performed by the Engineer.

All materials must be Building Standard unless Landlord otherwise expressly agrees in writing. Within 5 business days after the Proposed Architectural Plans have been submitted to Tenant, Tenant agrees to provide the Architect with Tenant’s (a) written approval of such Proposed Architectural Plans and to redeliver the Proposed Architectural Plans to the Architect for submission to Landlord for Landlord’s final approval, or (b) written disapproval of such Proposed Architectural Plans stating in detail the reasons for such disapproval and the corrections necessary, and to redeliver the Proposed Architectural Plans to the Architect for revision. Tenant’s approval of the Proposed Architectural Plans will not be unreasonably withheld. If Tenant so disapproves such Proposed Architectural Plans, the Architect will modify the Proposed Architectural Plans, taking into account the reasons given by Tenant for disapproval, and will submit the revised Proposed Architectural Plans to Tenant for approval. Within 3 business days after the revised Proposed Architectural Plans have been submitted to Tenant, Tenant agrees to provide the Architect with Tenant’s written approval of such revised Proposed Architectural Plans and to redeliver the Proposed Architectural Plans to the Architect for submission to Landlord for Landlord’s final approval. If (i) Tenant fails to deliver the Space Plan by the required date or fails to furnish the Architect with all necessary information so that Architect can commence the Architectural Plans on or before the date specified above, or (ii) Tenant fails to redeliver the Proposed Architectural Plans with Tenant’s approval (or disapproval, with reasons stated) to the Architect within such 5 business day period, or (iii) after the Architect’s revision of the Proposed Architectural Plans at Tenant’s request, Tenant fails to redeliver the revised Proposed Architectural Plans with Tenant’s approval to the Architect within such 3 business day period, such failure will constitute a Tenant Delay.

After final approval of the Proposed Architectural Plans by Landlord (as so approved, the “Approved Architectural Plans”), Landlord will cause such Approved Architectural Plans to be delivered to the Landlord’s engineer (the “Engineer”) for the preparation of final mechanical and electrical plans and specifications (the “Engineering Plans”; the Approved Architectural Plans and the Engineering Plans are referred to collectively as the “Plans”). For purposes of this Work Letter, the “Work” means: (A) purchase and installation of the improvements and items of work shown on the Plans, and (B) any demolition, preparation or other work required in connection therewith. However, the “Work” will exclude the purchase and installation of all telephone, voice/data and computer cables, conduit and equipment, regardless of whether the same may be shown on the Space Plan or on the Plans.

2. COST OF THE WORK; ALLOWANCE.

2.1 Cost of The Work. Except for the Allowance to be provided by Landlord as described below, Tenant will pay all costs (the “Cost of the Work”) associated with the Work whatsoever, including, without limitation, all costs for or related to:

a. the so-called “hard costs” of the Work, including, without limitation, costs of labor, hardware, equipment and materials, contractors’ charges for overhead and fees, and so-called “general conditions” (including rubbish removal, utilities, freight elevators, hoisting, field supervision, building permits, occupancy certificates, inspection fees, utility connections, bonds, insurance, and sales taxes);

b. the so-called “soft costs” of the Work, including, without limitation, the Space Plan, the Proposed Architectural Plans, the Approved Architectural Plans, and the Engineering Plans, and all revisions to the foregoing, and any and all engineering reports or other studies, reports or tests, air balancing or related work in connection therewith; and

c. an amount equal to 3% of the total of the costs described in clauses a. and b. above, to cover Landlord’s overhead expenses and to compensate Landlord for its services hereunder.

Within 15 business days after the Plans are finalized, Landlord will obtain and furnish to Tenant written estimates of the hard costs component (but excluding governmental permits and certificates unless, and except to the extent, specifically stated as included) of the Cost of the Work. Such estimates will contain a guarantied maximum or fixed price amount, subject to unforeseen conditions, change orders, governmental requirements, and the like. Such price proposal will be subject to Tenant’s review and approval, which will not be unreasonably withheld. Unless otherwise agreed to in writing by Tenant, Landlord will select the lowest responsible bidder as the contractor for the Work. If Tenant fails to approve or disapprove in writing such estimates within 3 business days after Tenant’s receipt of such estimates, Tenant will be deemed to have approved the lowest bidder, and Landlord may complete the Work without further authorization or approval of Tenant. The contractor whose bid is selected by Landlord and approved or deemed approved (as provided above) by Tenant is referred to as the “Contractor”. Should Tenant desire to seek adjustments of such price proposal, Tenant will work promptly with the Architect and the Contractor to alter the Plans as necessary to cause the hard costs price quotation based thereon to be acceptable to Tenant and to establish the revised estimated Cost of the Work. Upon determination of the revised estimated Cost of the Work and initialing of the Plans, Tenant will be deemed to have given final approval of the same, and Landlord will be deemed to have been authorized to proceed with contracting with the Contractor for the performance of the Work in accordance with the Plans as so revised. In the event that the estimated Cost of the Work exceeds the Allowance, Tenant must deposit with Landlord a sum equal to the difference between said estimated Cost of the Work and the Allowance. Any delay by Tenant in approving the estimated Cost of the Work (beyond the three business days after Tenant’s receipt of the price proposals), and in the event the estimated Cost of the Work exceeds the Allowance, any delay (beyond 5 business days after Tenant’s receipt of a written invoice for the same) in Tenant depositing with Landlord a sum equal to the difference between said estimated Cost of the Work and Landlord’s Allowance, will constitute a Tenant Delay. Prior to commencing the Work, Landlord and the Contractor will enter into a construction contract for the performance of the Work called for by the Plans, for a price equal to or not to exceed the hard costs component of the estimated Cost of the Work (but excluding governmental permits and certificates unless, and except to the extent, specifically stated as included) approved or deemed approved by Tenant (subject to unforeseen conditions, change orders, governmental requirements, and the like).

2.2 Allowance. Landlord will provide a construction allowance (the “Allowance”) of up to the amount of the Allowance set forth in the Schedule to the Lease toward the Cost of the Work. The Allowance may not be used for any other purpose, such as, but not limited to, furniture, trade fixtures or personal property. Landlord will have no obligation to disburse the Allowance or any portion thereof so long as any Event of Default (as defined in the Lease) exists and is continuing. If all or any portion of the Allowance is not used by the 1st anniversary of the Commencement Date, Landlord will be entitled to the savings and Tenant will receive no credit therefor.

2.3 Payment. Landlord will pay the Cost of the Work up to, but not exceeding, the Allowance. The Allowance will be utilized before Tenant’s funds deposited with Landlord for the excess of the Cost of the Work over the Allowance. To the extent that the estimated Cost of the Work exceeds the Allowance, Tenant will pay the excess to Landlord pursuant to Sections 2.1 and 2.4 of this Work Letter. An amount equal to the total actual

Cost of the Work over the Allowance and over any amounts deposited with Landlord pursuant to Sections 2.1 and 2.4 hereof will be paid by Tenant to Landlord upon substantial completion of the Work, but in no case later than initial occupancy by Tenant. Tenant’s failure to pay or deposit, as the case may be, any amounts due Landlord under this Work Letter when due will constitute a failure by Tenant to pay rent when due under the Lease and will constitute an Event of Default by Tenant under the Lease, and Landlord will have all of the remedies available to it under the Lease for nonpayment of rent.

2.4 Tenant Initiated Change Orders. If at any time after the Cost of the Work is estimated, Tenant desires to make changes in the Plans, Tenant will submit to the Architect any and all such proposed changes, and the Architect will prepare for pricing by the Contractor working drawings and specifications for any and all such desired changes. All such changes will be subject to Landlord’s approval, which will not be unreasonably withheld unless such change would result in a material delay in the completion of the Work. Once accepted by Landlord, such changes will be processed as a formatted change order under the Contract or other appropriate document, and all references in this Work Letter to the “Plans” will be to the Plans adopted pursuant to the procedures hereinabove set forth, as changed and modified pursuant to this Section, and the Cost of the Work will be deemed to include the net aggregate cost of such changes (after taking into account any savings effected by any such change order). If any such change Tenant desires to make in the Plans would increase the estimated Cost of the Work in excess of the Allowance, Tenant may be required to deposit with Landlord the anticipated amount of such increase in the Cost of the Work in excess of the Allowance as a condition to Landlord’s approval of the Plans or any Tenant-initiated change orders thereto.

3. SUBSTANTIAL COMPLETION; TENANT DELAY. Subject to the other terms and conditions of this Work Letter and the Lease, Landlord will proceed diligently with the performance of the Work. The actual Commencement Date will be governed by the Lease. All work to be done in the Premises, including, without limitation, the Work, will be subject to Landlord’s approval, and no work may be undertaken in the Premises until such approval is given. The Work will be deemed substantially completed upon (i) completion of construction of the Work in substantial accordance with the Plans (excepting only such punch list items that will not materially adversely affect Tenant’s occupancy and use of the Premises for their intended purpose) and (ii) if required by applicable law, Landlord’s receipt of a temporary or permanent certification or other authorization from the applicable governmental authority permitting occupancy of the Premises, unless Tenant’s actions or omissions have caused such approvals to be denied, in which case Tenant will be deemed to have waived this condition. For purposes of this Lease, each one or more of the following constitutes a “Tenant Delay”:

a. Tenant’s failure to deliver the Space Plan by the required date, or failure to devote the time or furnish the information required under Paragraph 1 of this Work Letter in connection with the Space Plan or the Architectural Plans; or

b. Tenant’s failure to approve or disapprove (with stated reasons) the Proposed Architectural Plans within the required time, or Tenant’s proposing changes to the Architectural Plans that are inconsistent with or beyond the scope of work called for by the Space Plan or information theretofore furnished by Tenant or its Space Planner to Landlord or the Architect;

c. Tenant’s disapproval of cost estimates for the Work; or

d. Tenant’s request for materials, finishes or installations constituting “long-lead items,” as reasonably determined by Landlord; or

e. Tenant’s failure to respond within any of the time periods specified herein, or Tenant’s failure to deposit (or delay in depositing) any sum Tenant is obligated to deposit with Landlord;

f. Tenant’s request for changes in the Work, or in the Plans (notwithstanding Landlord’s approval of any such changes) after Tenant’s preliminary approval thereof, including, without limitation, any changes in the Plans made at the request of Tenant upon Tenant’s receipt of the cost estimates in accordance with Paragraph 2; or

g. Any other act or omission by Tenant or its agents, including, without limitation, the Space Planner, which directly or indirectly delays completion of the Work or Landlord’s delivery to Tenant of possession of the Premises.

4. ACCESS BY TENANT PRIOR TO COMMENCEMENT OF TERM. Landlord, at Landlord’s discretion, may permit Tenant and Tenant’s agents to enter the Premises prior to the date specified as the Commencement Date of the Lease in order that Tenant may make the Premises ready for Tenant’s use and occupancy. If Landlord permits such entry prior to the Commencement Date, such permission will constitute a license only and not a lease and such license will be conditioned upon: (a) Tenant working in harmony and not interfering with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers in doing the Work, or the Work in the Building or with other tenants and occupants of the Building; (b) Tenant obtaining in advance Landlord’s approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work (i) security satisfactory to Landlord for the completion thereof, (ii) general contractor’s affidavit for proposed work and waiver of lien from general contractor, all subcontractors and suppliers of material; (c) Tenant furnishing Landlord with such proof of insurance and other security as Landlord may require. Landlord will have the right to withdraw such license for any reason upon notice to Tenant. Tenant agrees that Landlord will not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed or installations made in the Premises prior to the Commencement Date, the same being at Tenant’s sole risk and Tenant agrees to protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of or connected with the activities of Tenant or its agents, contractors, suppliers or workmen in or about the Premises or the Property. Tenant further agrees that any entry and occupation permitted under this paragraph will be governed by Paragraph 10 of the Lease and all other terms of the Lease.

5. WARRANTY. Landlord will enforce, for a period of one year from substantial completion of the Work, any warranties for the Work granted for the benefit of Landlord.

6. MISCELLANEOUS.

A. The Premises must be keyed to permit entry by the Building master key.

B. Except to the extent otherwise indicated herein, the initially capitalized terms used in this Work Letter will have the meanings assigned to them in the Lease.

C. The terms and provisions of this Work Letter are intended to supplement and are specifically subject to all the terms and provisions of the Lease.

D. This Work Letter may not be amended or modified other than by supplemental written agreement executed by authorized representatives of the parties hereto.

E. Any Space Plan or other plans that may be attached to or referred to in this Work Letter are subject to the approval of the applicable governmental authority, and will be subject to such revisions as may be required by the applicable governmental authority.

F. Landlord’s preparation or review and approval of the Plans and the performance of the Work shall not create or imply any responsibility or liability on the part of Landlord with regard to the completeness and design sufficiency of both the Plans and the Work, or with regard to the compliance of the Plans and the Work with all laws, rules and regulations of governmental agencies.

ATTACHMENT 1

TO

EXHIBIT D

[attach Space Plan, if available]

Exhibit E

Insurance Obligations

1.1 Tenant’s Insurance. Tenant will secure and maintain, at Tenant’s expense:

(a) Property. Causes of loss—special form (formerly “all risk”) property insurance (including extra expense insurance) on all of Tenant’s fixtures and personal property in the Premises, and on any Tenant Alterations which Landlord requires Tenant to insure in accordance with Paragraph 10, all for the full replacement cost thereof. Tenant will use the proceeds from such insurance for the replacement of trade fixtures and personal property and for the restoration of any such Tenant Alterations as set forth in Paragraph 19 of the Lease. Landlord will be named as loss payee as respects its interest in any such Tenant Alterations and leasehold improvements.

(b) Business Income. Business income insurance with limits not less than Tenant’s 100% gross revenue for a period of 12 months.

(c) Workers’ Compensation; Employers Liability. Workers compensation and employers liability insurance. Workers compensation insurance in statutory limits will be provided for all employees. The employers liability insurance will afford limits not less than $500,000.00 per accident, $500,000.00 per employee for bodily injury by disease, and $500,000.00 policy limit for bodily injury by disease.

(d) Liability. Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Property. Such insurance will afford, at a minimum, the following limits:

Each Occurrence	$2,000,000.00
General Aggregate	2,000,000.00
Personal and Advertising Injury Liability	1,000,000.00
Fire Damage Legal Liability	50,000.00
Medical Payments	5,000.00

Any general aggregate limit will apply on a per-location basis.

Such insurance will name Landlord, its trustees and beneficiaries, Landlord’s mortgagees, Landlord’s managing agent, Landlord’s advisor, and their respective officers, directors, agents and employees, as additional insureds (the “Required Additional Insureds”).

This coverage must include blanket contractual liability, broad form property damage liability, and must contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance must be written on an occurrence basis and contain a standard separation of insureds provision.

(e) Alterations; Moving. Tenant will provide to Landlord certificates of paid-up commercial general liability insurance in the amount of not less than $1 million and otherwise reasonably satisfactory to Landlord from (i) Tenant’s contractors before performing any initial leasehold improvements pursuant to any work letter attached to this Lease, and as provided in Paragraph 10.3 of the Lease before performing any Tenant Alterations; and (ii) Tenant’s mover respecting moving into and moving out of the Premises, before Tenant moves into or out of the Premises. All insurance coverage to be provided by Tenant’s contractors or movers must comply with the general insurance requirements set forth below. All such insurance must (1) include the Required Additional Insureds as additional insureds; and (2) be considered primary insurance.

(f) General insurance requirements. The insurance that Tenant is required to carry under this Section 1.1 may be held under a blanket policy. All policies required to be carried by Tenant and Tenant’s contractors, subcontractors and movers hereunder must be issued by and binding upon an

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insurance company licensed to do business in the state in which the property is located with a rating of at least “A-” “VIII” or better as set forth in the most current issue of Best’s Key Rating Guide, unless otherwise approved by Landlord. Tenant will not do or permit anything to be done that would invalidate the insurance policies required.

Liability insurance maintained by Tenant and Tenant’s contractors and movers will be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord. Tenant’s liability insurance deductibles may not exceed $0.00, and Tenant’s property insurance deductibles may not exceed $5,000.00.

Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each liability insurance policy required hereunder and Evidence of Property Insurance Form, Acord 27, evidencing property insurance as required will be delivered to Landlord prior to delivery or possession of the Premises and ten days prior to each renewal date. Certificates of insurance will include an endorsement for each policy showing that the Required Additional Insureds are included as additional insureds on liability policies (except employer’s liability). The Evidence of Property Insurance Form will name Landlord as loss payee for property insurance as respects Landlord’s interest in improvements and betterments. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel or non-renew the policy, or reduce the coverage below the limits required in this Lease, without at least 30 days’ prior notice to Landlord and Landlord’s managing agent.

If Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, prior to commencement of the term and thereafter during the term, within 10 days following Landlord’s request thereof, and 10 days prior to the expiration date of any such coverage, Landlord will be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof.

The limits of insurance required by this lease, or as carried by Tenant, will not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Paragraph 17 (Waiver of Claims; Waiver of Subrogation) of the Lease. Any deductibles selected by Tenant will be the sole responsibility of Tenant.

Landlord may, at its sole discretion, change the insurance policy limits and forms which are required to be provided by Tenant; such changes will be made to conform with common insurance requirements for similar properties in similar geographic locations. Landlord will not change required insurance limits or forms more often than once per calendar year.

1.2 Landlord’s Insurance. Landlord agrees to maintain during the Lease Term “all-risk” insurance on the Building at replacement cost, excluding foundations and excluding the items which Tenant is required to insure under Section 1.1(a) of this Exhibit.

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Exhibit F

Parking Rules and Regulations

1. Parking areas shall be used only for parking by vehicles no longer than full size passenger automobiles, SUV’s, minivans, and passenger vans.

2. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those Landlord designated by Landlord or Landlord’s parking operator for such activities.

3. Parking stickers or identification devices shall be the property of Landlord or Landlord’s parking operator and be returned to Landlord or Landlord’s parking operator by the holder thereof upon termination of the holder’s parking privileges. Tenant will pay such replacement charge as is reasonably established by Landlord or Landlord’s parking operator for the loss of such devices.

4. Landlord or Landlord’s parking operator reserves the right to refuse the sale of monthly identification devices to any person or entity that willfully refuses to comply with the applicable rules, regulations, laws, and/or agreements.

5. Landlord or Landlord’s parking operator reserves the right to relocate all or a part of parking spaces from floor to floor, within one floor, and/or reasonably adjacent offsite location(s), and to reasonably allocate them between compact and standard size spaces, as long as the same complies with applicable laws, ordinances, and regulations. Landlord or Landlord’s parking operator further reserves the right to reserve specific parking spaces within the parking areas for the exclusive use of certain tenant(s) in the Building.

6. Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking. The speed limit within all parking areas shall be five (5) miles per hour.

7. Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle. Landlord or Landlord’s operator will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

8. Validation, if established, will be permissible only by such method or methods as Landlord or Landlord’s parking operator may establish at rates generally applicable to visitor parking.

9. The maintenance, washing, waxing, or cleaning of vehicles in the parking areas or Property is prohibited.

10. Tenant shall be responsible for seeing that all of its employees, agents, and invitees comply with the applicable parking rules, regulations, laws, and agreements.

11. Landlord or Landlord’s parking operator reserves the right to modify these rules and/or adopt such other reasonable and non-discriminatory rules and regulations as it may deem necessary for the proper operation of the parking area.

12. Such parking use as is herein provided is intended merely as a license only and no bailment is intended or shall be created hereby.

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Exhibit G

Prohibited Uses

1. As to any portion of the Premises now or hereafter located on a floor of which Citigroup Global Markets Inc. or its affiliates or their respective successors or assigns now or hereafter leases 25% or more of the rentable space, Tenant is prohibited from using such portion of the Premises for any of the following uses: securities brokerage or investment banking.

2. As to any portion of the Premises located on the first floor of the Building, Tenant is prohibited from using such portion of the Premises for any of the following uses: securities brokerage or investment banking, or as a national bank.

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Exhibit H

Form of Guaranty

GUARANTY

THIS GUARANTY OF LEASE (this “Guaranty”), dated for reference purposes as of                     , 2012, is made by Liquid Holdings Group, LLC, a Delaware limited liability company (“Guarantor”), in favor of ACC/GP Development LLC, a Florida limited liability company (“Landlord”).

A. Landlord and Green Mountain Analytics, LLC, a Delaware limited liability company (“Tenant”), are entering into a Lease of even date herewith (the “Lease”), for certain premises located at 20807 Biscayne Boulevard, Suite 300, Aventura, Florida 33180, commonly known as “Aventura III Corporate Center”, as more particularly described in the Lease (the “Premises”). Unless the context clearly requires otherwise, capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Lease.

B. Landlord requires as a condition to its execution of the Lease that the undersigned Guarantor guarantee performance of the obligations of Tenant under the Lease.

C. The undersigned desires that Landlord enter into the Lease with the Tenant.

NOW THEREFORE, in consideration for the execution of the Lease by Landlord, and as a material inducement to Landlord to execute the Lease, Guarantor hereby agrees as follows:

1. Guaranty. Guarantor unconditionally and irrevocably guarantees the prompt payment by Tenant of all rent (including, without limitation, Base Rental and additional rent) under the Lease, and the faithful and prompt performance by Tenant of each and every term, condition, and covenant of the Lease to be kept and performed by Tenant (collectively, the “Obligations”).

2. Continuing Guaranty. This Guaranty is a continuing guaranty which shall remain in effect throughout the term of the Lease, including in the event of any renewal, extension or holding over of the Lease, and shall continue until all of the Obligations on the part of the Tenant to be performed under the Lease have been fully and completely performed by Tenant, and Guarantor shall not be released of any obligation or liability hereunder so long as there is any claim against Tenant arising out of the Lease that has not been settled or discharged in full.

3. Independent Obligation; No Notice of Default. This Guaranty is separate, independent of, and in addition to the Obligations of Tenant pursuant to the Lease. A separate action or actions may be brought against Guarantor, whether or not Tenant is joined in any such action or actions, and independent of any action at law or in equity brought against Tenant. No notice of default need be given to Guarantor, it being specifically understood that Landlord may proceed forthwith and immediately against Tenant or against Guarantor following any breach or default by Tenant or for the enforcement of any rights which Landlord may have against Tenant pursuant to or under the terms of the Lease, at law or in equity.

4. Remedies. If Guarantor shall fail to perform or otherwise breach any obligations hereunder, in addition to all other rights and remedies Landlord may have at law or in equity, Landlord may, from time to time and without first requiring performance on the part of Tenant, and without being required to exhaust or proceed against any or all security held by Landlord, look to and require performance by Guarantor of any obligation on the part of Guarantor to be performed pursuant to the terms of this Guaranty by action at law or in equity or both. Landlord may also collect from Guarantor in any such action compensation for, and Guarantor hereby indemnifies and holds Landlord harmless from, all loss, cost, damage, injury, and expense sustained or incurred by Landlord proximately caused by or resulting from Guarantor’s breach of or failure to perform any of its obligations under this Guaranty. All of Landlord’s rights and remedies under the Lease or this Guaranty are separate and cumulative, and the exercise of any such right or remedy shall not exclude or operate as a waiver of any other right or remedy.

5. Waivers. Guarantor hereby expressly waives, to the maximum extent permitted by law, all defenses available to a guarantor or surety, whether the waiver is specifically herein enumerated or not, including, without limitation, the following: (a) notice of acceptance of this Guaranty; (b) notice of the creation of new or additional obligations; (c) demand of payment, notice of nonperformance, notice of dishonor, presentation, protest, and indulgences and notices of any kind whatsoever; (d) all right to assert or plead any statute of limitations as to or relating to this Guaranty and the Lease (and Guarantor agrees that any act which shall toll any statute of limitations applicable to the Lease shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder); (e) any right to require Landlord to proceed against Tenant or any other person or entity liable to Landlord; (f) any right to require Landlord to pursue any other remedy Landlord may have before proceeding against Guarantor; (g) any right to require Landlord to apply to any default any security deposit or other security it may hold under the Lease; (h) any and all rights of subrogation (if any) which it may have against Tenant as a result of actions taken or amounts paid in connection with or relating to this Guaranty or to the Lease; (i) any and all right to participate in any security now or hereafter held by Landlord; and (j) the right to interpose any substantive or procedural defense of the law of guaranty, indemnification or suretyship, except the defenses of prior payment or prior performance by Tenant (of the obligations which Guarantor is called upon to pay or perform under this Guaranty), including, without limitation, any defense that may arise by the reason of (1) the lack of authority or other defense of Tenant, (2) the revocation or repudiation of this Guaranty by Guarantor, (3) failure of Landlord to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of Tenant or any other person, (4) Landlord’s election, in any proceeding instituted under the federal Bankruptcy Code of the application of the Section 1111(b)(2) of the federal Bankruptcy Code, (5) any borrowing or granting of a security interest under Section 364 of the federal Bankruptcy Code, (6) Landlord’s election of any remedy against Guarantor or Tenant or both, (7) Landlord’s taking, modification, or release of any collateral or guaranties, or any failure to perfect any security interest in, or the taking of or failure to perfect any other action with respect to any collateral securing performance of Tenant’s Obligations under the Lease, (8) any defense based on a termination of the Lease following a foreclosure of Landlord’s interest in the Premises, or (9) any offset by Guarantor against any obligation now or hereafter owed to Guarantor by Tenant, it being the intention of this Guaranty that Guarantor remain liable to the full extent set forth in this Guaranty until the full performance by Tenant of each and every term, condition and covenant of the Lease to be kept and performed by Tenant, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of Tenant.

6. Subordination. Guarantor hereby subordinates all existing and future indebtedness of Tenant to Guarantor to the obligations owed to Landlord under the Lease and this Guaranty. If a default by Tenant shall occur under the Lease, then all indebtedness of Tenant to Guarantor, if Landlord so requests, shall be collected, enforced, and received by Guarantor as trustee for Landlord and shall be paid over to Landlord on account of the Lease, until such default is cured. However, except to the extent such payments reduce Tenant’s Obligations to Landlord, such payments shall not reduce or affect the liability of Guarantor under the other provisions of this Guaranty. Notwithstanding anything to the contrary in this Section 6, so long as no default by Tenant exists under the Lease, any indebtedness of Tenant to Guarantor incurred in the ordinary course of business may be repaid in accordance with the terms of such indebtedness.

7. Alteration or Assignment of Lease. The liability of Guarantor under this Guaranty shall not be diminished by reason of any assignment, subletting, amendment, modification, extension or renewal of the Lease, or by the transfer of any ownership interest in Tenant, or by reason of any course of conduct between Landlord and Tenant, whether or not notice thereof is given to Guarantor, and whether or not Guarantor agreed or consented thereto, and this Guaranty shall thereupon and thereafter guarantee the performance of Tenant under the Lease as so assigned, amended, modified, extended or renewed; provided, however, that if Landlord and Tenant enter into an amendment to the Lease, without the consent of Guarantor, and such amendment increases the obligations of Tenant under the Lease (such as, without limitation, extending the Lease Term, increase the rental obligations, or expanding the area of the Premises), Guarantor will not be discharged of its obligations under this Guaranty, but Guarantor’s liability will not include adverse effects on Tenant’s obligations set forth in such amendment and such liability will not extend to the additional obligations of Tenant set forth in such amendment. The Lease may be assigned by Landlord or any assignee of Landlord without notice to or the consent of Guarantor.

8. Bankruptcy.

8.1 Without limiting Guarantor’s obligations elsewhere under this Guaranty, if Tenant, or Tenant’s trustee, receiver or other officer with similar powers with respect to Tenant, rejects, disaffirms or otherwise terminates the Lease pursuant to any bankruptcy, insolvency, reorganization, moratorium or any other law affecting creditors’ rights generally, then, at Landlord’s option in its sole and absolute discretion, Guarantor shall automatically be deemed to have assumed, from and after the date such rejection, disaffirmance or other termination of the Lease is deemed effective, all Obligations of Tenant under the Lease to the same extent as if Guarantor had been originally named instead of Tenant as a party to the Lease and the Lease had never been so rejected, disaffirmed or otherwise terminated and shall be entitled to all benefits of Tenant under the Lease. Guarantor, upon such assumption, shall be obligated to perform and observe all of the Obligations whether theretofore accrued or thereafter accruing, and Guarantor shall be subject to any rights or remedies of Landlord which may have theretofore accrued or which may thereafter accrue against Tenant on account of any default under the Lease, notwithstanding that such defaults existed prior to the date Guarantor was deemed to have automatically assumed the Lease or that such rights or remedies are unenforceable against Tenant by reason of such rejection, disaffirmance or other termination, provided that Guarantor shall have a reasonable time after such assumption to cure non-monetary defaults existing as of the date of such assumption. Guarantor shall confirm such assumption at the request of Landlord upon or after such rejection, disaffirmance or other termination, but the failure to do so shall not affect such assumption. Guarantor, upon the assumption of the Lease, shall have all of the rights of Tenant under the Lease (to the extent permitted by law). Neither Guarantor’s obligation to make payment in accordance with this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner by any impairment, modification, change, release, limitation, cap on damages or stay of the liability of Tenant or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Bankruptcy Code of the United States or other statute or from the decision of any court interpreting any of the same, and Guarantor shall be obligated under this Guaranty as if no such impairment, stay, modification, change, release, limitation or cap on damages had occurred.

8.2 If Landlord shall be obligated by reason of any bankruptcy, insolvency or other similar legal proceeding to pay or repay to Tenant or to Guarantor or to any trustee, receiver or other representative of either of them, any amounts previously paid by Tenant or Guarantor pursuant to the Lease or this Guaranty, Guarantor shall reimburse Landlord for any such payment or repayment and this Guaranty shall extend to the extent of such payment or repayment made by Landlord, except to the extent, if any, that such payment or repayment is prohibited by law or that such payment or repayment constitutes merely a reimbursement of any overpayment. Landlord shall not be required to litigate or otherwise dispute its obligation or make such payment or repayment if in good faith and on written advice of counsel reasonably acceptable to Guarantor Landlord believes that such obligation exists.

9. Guarantor’s Investigation of Tenant’s Financial Condition. Guarantor has made an independent investigation of the financial condition of Tenant and the ability of Tenant to perform the Obligations prior to making this Guaranty, and Guarantor hereby waives any defense that Guarantor may have by reason of Landlord’s failure to provide Guarantor with any information respecting the financial condition of Tenant or Tenant’s ability to perform any of the Obligations; it being understood that Guarantor is fully responsible for being and keeping informed of the financial condition of Tenant and of all circumstances bearing on the risk of nonperformance of any Obligations hereby guaranteed.

10. Estoppel; Financial Information. Guarantor agrees to execute and deliver to Landlord, from time to time, upon ten (10) days’ notice from Landlord, a certificate addressed to Landlord, any mortgagee or prospective mortgagee, or any prospective purchaser, certifying (a) that this Guaranty of Lease is unmodified and in full force and effect and (b) to such other matters as Landlord may reasonably request. In addition, within ten (10) days after request, Guarantor agrees to provide to Landlord and any prospective purchaser or mortgagee of the building in which the Premises are located, copies of Guarantor’s current financial statements or other financial information reasonably requested by Landlord, certified as true and correct, by an authorized officer of Guarantor.

11. Representations and Warranties. Guarantor represents and warrants to Landlord that as of the date hereof:

11.1 The execution, delivery and performance by Guarantor of this Guaranty will not violate any provision of law, any order of any court or agency of government, or any indenture, agreement or any other instrument to which Guarantor is a party or by which Guarantor or its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property or assets.

11.2 The financial statements of Guarantor furnished to Landlord in connection with this Guaranty (a) are true and correct in all material respects, (b) have been prepared in accordance with generally accepted accounting principles consistently applied, and (c) present fairly the financial condition of Guarantor as of the respective dates thereof, and that no material adverse change has occurred in the financial condition of Guarantor since such dates.

11.3 Guarantor has no knowledge of any material fact concerning Tenant or its financial condition which has not been disclosed to Landlord and might adversely affect Landlord’s decision to enter into the Lease.

11.4 This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, to moratorium laws from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

11.5 No action, suit or proceeding is pending or, to the best of Guarantor’s knowledge, threatened against Guarantor that would materially affect Guarantor’s ability to fully perform its obligations under this Guaranty.

11.6 Guarantor is not, and at no time during the Lease Term will be, (a) in violation of any Anti-Terrorism Law (defined below); (b) conducting any business or engaging in any transaction or dealing with any Prohibited Person (defined below), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 (defined below); or (d) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law. Neither Guarantor nor any Guarantor Affiliates (as defined below), officers, directors, shareholders, partners or members is, or at any time during the Lease Term will be, a Prohibited Person. As used herein, “Anti-Terrorism Law” means any Law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA PATRIOT Act (defined below), and any regulations promulgated under any of them, each as may be amended from time to time. As used herein, “Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time. As used herein, “Prohibited Person” means (1) a person or entity that is listed in, or owned or controlled by a person or entity that is listed in, the Annex to Executive Order No. 13224; (2) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (3) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf, or at any replacement website or other official publication of such list. As used herein, “USA PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56). As used herein, “Guarantor Affiliate” means a person or entity that controls, is under common control with, or is controlled by Guarantor.

12. Notices. Any notice, information, demand, request, reply, or other communication required or permitted to be given under the provisions of this Guaranty or under the laws of the State of Florida shall be in writing and shall be deemed to have been fully given when deposited in the United States mail, certified or registered, postage prepaid and addressed to Guarantor at the address stated below or to such other address as Guarantor may designate in a notice to Landlord given in the manner set forth herein.

13. Attorney’s Fees and Costs. Guarantor shall pay to Landlord any and all costs, fees and expenses (including, without limitation, reasonable attorneys’ fees and all out-of-pocket costs and expenses incurred by Landlord, including, without limitation, all court costs and other reasonable litigation expenses, such as expert witness fees, document copying expenses, exhibit preparation costs, courier expenses, postage and communication expenses) incurred by Landlord in enforcing any rights or remedies under this Guaranty. Landlord shall also be entitled to its attorneys’ fees and costs incurred in any post-judgment proceedings to collect the judgment. This provision is separate and several and shall survive the merger of this Guaranty into any judgment on this Guaranty. In addition, if Landlord utilizes the services of an attorney for the purpose of enforcing this Guaranty, Guarantor agrees to pay Landlord actual attorneys’ fees for such services, regardless of the fact that no legal action may be commenced or filed by Landlord. Guarantor also shall pay all attorneys’ fees and other fees and costs, including but not limited to, investigative costs and expert witness and consultant fees and costs, that Landlord incurs in enforcing, defending, or interpreting this Guaranty, or otherwise protecting Landlord’s rights under this Guaranty, in any voluntary or involuntary bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation, or reorganization proceeding involving Tenant, Guarantor, the Lease or this Guaranty, including, but not limited to, all motions and proceedings related to relief from the automatic stay, lease assumption or rejection and/or extensions of time related thereto, lease designation, use of cash collateral, claim objections, and disclosure statements and plans of reorganization.

14. WAIVER OF TRIAL BY JURY; JUDICIAL REFERENCE.

14.1 WAIVER OF TRIAL BY JURY. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS GUARANTY, THE RELATIONSHIP OF LANDLORD, TENANT OR GUARANTOR, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

14.2 Counterclaims. If Landlord commences any summary proceedings or action against Tenant or Guarantor or both for nonpayment of rent, Guarantor shall not interpose any counterclaim of any nature or description (unless such counterclaim shall be mandatory) in any such proceeding or action, but shall be relegated to an independent action at law.

15. Joint and Several Obligations. When there is more than one Tenant named herein, or when this Guaranty is executed by more than one Guarantor, the words “Tenant” and “Guarantor” respectively shall mean all and any one or more of them. If there is more than one Guarantor, the obligations imposed upon Guarantor under this Guaranty shall be joint and several, and the release or limitation of liability of any one or more of such Guarantors shall not release or limit the liability of any other of such Guarantors. A separate action may be brought or prosecuted against any Guarantor, whether or not any action is also brought against any other Guarantor or Tenant, or all of them, or whether any other Guarantor or Tenant, or all of them, are joined in such action.

16. Miscellaneous.

16.1 This Guaranty shall be governed by and construed in accordance with the laws of the State of Florida and, in a case involving diversity of citizenship, shall be litigated in and subject to the jurisdiction of the Courts of the State of Florida. Guarantor (a) hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the County of Miami-Dade, State of Florida for the purposes of any suit, action or other proceeding arising out of or related to this Guaranty or the Lease, or the subject matter hereof or thereof, and (b) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the Guaranty or the Lease or the subject matter thereof may not be enforced in or by such courts. Final judgment against Guarantor in any suit shall be conclusive, and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability of the Guarantor therein described.

16.2 Guarantor warrants and agrees that each of the waivers set forth in this Guaranty is made with the Guarantor’s full knowledge of its significance and consequences and that under the circumstances the waivers are reasonable. If any said waivers are determined to be contrary to any application of law or public policy, such waivers shall be effective only to the extent permitted by law.

16.3 Any sum required to be paid by Guarantor hereunder shall bear interest from the date due until paid at the rate of 18% per annum (or the highest rate of interest permitted under Florida law, whichever is lower) from the due date until paid (the “Interest Rate”). The payment of such interest shall not excuse or cure any default or modify any obligation of Guarantor under this Guaranty.

16.4 No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the party sought to be charged, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Guarantor shall in any case entitle it to any other or further notice or demand in similar or other circumstances.

16.5 No failure on the part of Landlord to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall Landlord be estopped to exercise any such right or remedy at any future time because of any such failure or delay; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

16.6 As provided in Section 2 above, this Guaranty is a continuing guaranty and a guaranty of both payment and performance, and shall (a) remain in full force and effect until payment and satisfaction in full of the Obligations and all other amounts payable under this Guaranty, (c) be binding upon Guarantor, and (c) inure to the benefit of and be enforceable by Landlord and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), Landlord may assign or otherwise transfer the Lease to any other person or entity and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to Landlord herein or otherwise.

16.7 This Guaranty is intended as a final statement of this agreement of guaranty and is intended also as a complete and exclusive statement of the terms of this agreement. No course of prior dealings between Guarantor and Landlord, no usage of the trade, and no parol or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain, contradict or modify the terms and/or provisions of this Guaranty.

16.8 This Guaranty shall be binding upon Guarantor and its heirs, successors and assigns, and shall inure to the benefit of and may be enforced by the successors and assigns of Landlord or by any party to whom Landlord’s interest in the Lease or any part thereof, including the rents, may be assigned whether by way of mortgage or otherwise. Wherever in this Guaranty reference is made to either Landlord or Tenant, the same shall be deemed to refer also to the then successor or assign of Landlord or Tenant.

16.9 The section headings in this Guaranty are for convenience only and are not to be considered part of the substance of the provisions hereof. The use of the singular herein shall include the plural.

16.10 If any provision of this Agreement shall be held to be unenforceable or invalid for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent.

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed as of the date of execution of the Lease.

GUARANTOR: LIQUID HOLDINGS GROUP, LLC

By:
Name:
Title:

Guarantor’s Address for Notices: Liquid Holdings Group, LLC
800 Third Avenue
New York, NY 10022

Exhibit I

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